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Exhibit 10.3

         LOAN AND SECURITY AGREEMENT

Dated as of November 7, 2002

Among

ATC HEALTHCARE SERVICES, INC.,
ATC STAFFING SERVICES, INC.,
ATC FUNDING, LLC
and
APPLIED MANAGEMENT SOLUTIONS, INC.
as Borrowers

ATC HEALTHCARE SERVICES, INC.,
as Primary Servicer

ATC HEALTHCARE, INC.,
as Parent

HFG HEALTHCO-4 LLC
and
HEALTHCARE FINANCE GROUP, INC.,
as Lenders

and

HFG HEALTHCO-4 LLC,
as Agent

TABLE OF CONTENTS

		Page
EXHIBITS
Exhibit I	Definitions	21
Exhibit II	Conditions of Advances	36
Exhibit III	Representations and Warranties	38
Exhibit IV	Covenants	42
Exhibit V	Events of Default	48
Exhibit VI	Eligibility Criteria	53
Exhibit VII	Form of Borrowing Base Certificate	55
Exhibit VIII-A	Form of Depositary Agreement	59
Exhibit VIII-B	Form of Concentration Account Agreement	60
Exhibit IX	Form of Opinion of Counsel	61
Exhibit X	Form of Parent Pledge	62
Exhibit XI	Receivable Information	63
Exhibit XII	Primary Servicing Responsibilities	64
Exhibit XIII	Servicer Termination Events	66
Exhibit XIV	Interface with Master Servicer	67

SCHEDULES
Schedule I	Addresses for Notices	69
Schedule II	Credit and Collection Policy	70
Schedule III	Disclosures	71
Schedule IV	Lockbox Information	72

i

Exhibit 10.3

        AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of November 7, 2002, among ATC FUNDING, LLC, a limited liability company organized under the laws of the State of Delaware ("ATC Funding"), ATC HEALTHCARE SERVICES, INC., a corporation organized under the laws of the State of Georgia ("ATC Healthcare"), ATC STAFFING SERVICES, INC., a corporation organized under the laws of the State of New York ("ATC Staffing"), APPLIED MANAGEMENT SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware ("AMS"; ATC Funding, AMS, ATC Staffing and ATC Healthcare, each a "Borrower" and together, jointly and severally, the "Borrowers", and ATC Healthcare in its capacity as primary servicer hereunder, the "Primary Servicer"), and ATC HEALTHCARE, INC., a Delaware corporation ("Parent"), HFG HEALTHCO-4 LLC, a Delaware limited liability company (together with its successors and assigns, "HF-4"), in its capacity as a Lender (as hereinafter defined) hereunder, HEALTHCARE FINANCE GROUP, INC., a Delaware corporation (together with its successors and assigns, "HFG"), in its capacity as a Lender hereunder (HF-4 and HFG, in such capacity, each a "Lender" and together, severally and not jointly, the "Lenders"), HFG HEALTHCO-4 LLC, in its capacity as agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, the "Agent"), and HEALTHCARE FINANCE GROUP, INC. in its capacity as a program manager hereunder (in such capacity, together with its successors and assigns, "Program Manager").

        Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References herein, and in the Exhibits and Schedules hereto, to the "Agreement" refer to this Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms (this "Agreement").

        Reference is hereby made to and that certain Loan Agreement, dated as of April 6, 2001 (as amended by the First Amendment, Second Amendment and Third Amendment thereto, the "Original Agreement"). ATC Funding intends on the Initial Funding Date to restructure and refinance the Original Agreement to add the other Borrowers, the additional Lender and restructure the financing terms, including revolving advances and term loans to, and arrangements for letters of credit for the benefit of, the Borrowers, jointly and severally, on a continuing basis secured by substantially all the assets of the Borrowers', including the Borrowers' Receivables.

        The Lenders are prepared to make such loans and arrange letters of credit on the terms and subject to the conditions set forth herein.

        Accordingly, the parties hereby amend and restate the Original Agreement as follows:

ARTICLE I.
COMMITMENT; AMOUNTS AND TERMS OF THE LOANS

        § 1.01.    Revolving Advances.    (a)    HF-4 agrees to lend from time to time to the Borrowers, subject to and upon the terms and conditions herein set forth, on each Funding Date, such amounts as, in accordance with the terms hereof, may be requested by the Borrower Representative on behalf of the Borrowers from time to time (each such borrowing, a "Revolving Advance" and the aggregate outstanding principal balance of all Revolving Advances from time to time, the "Revolving Loan").

        (b)    Each Revolving Advance shall be in a minimum amount of $100,000 or any amount in excess thereof and shall be made on the date specified in the Borrowing Base Certificate requesting such Revolving Advance, or telephonic notice confirmed in writing, as described in Section 1.03 hereof.

        § 1.02.    Revolving Commitment and Borrowing Limit.    (a)    The Revolving Loan at any time shall not exceed an amount equal to the lesser of (i) $35,000,000 (such amount, or such greater or lesser amount after giving effect to any increase or decrease pursuant to the provisions of Section 1.02(d) and (e) hereof, the "Revolving Commitment"), and (ii) the Borrowing Base as of such time (the lesser of (i) and (ii) being the "Borrowing Limit").

        (b)    Subject to the limitations herein and of Exhibit II hereof, the Borrowers may borrow, repay (without premium or penalty) and reborrow under the Revolving Commitment. The Revolving Loan shall not exceed, and HF-4 shall not have any obligation to make any Revolving Advance which shall result in the Revolving Loan being in excess of, the Borrowing Limit.

        (c)    If at any time the Revolving Loan exceeds the Borrowing Limit at such time, the Borrowers shall promptly, in accordance with Article III hereof, eliminate such excess by paying an amount equal to such excess until such excess is eliminated in full.

        (d)    The Borrower may request the Agent to increase the Revolving Commitment by up to $50,000,000 and the Lender, in its sole discretion upon any such request, may decide to increase the Revolving Commitment. The Agent shall respond, in writing, within five Business Days after the date Agent has received all of the information reasonably requested by the Agent to make such determination. Each such increase shall be in an amount equal to $5,000,000 or an integral multiple thereof, and upon the effective date of such increase the Borrower shall pay to the Lender a fee in an amount equal to 1.00% of any such increase to the Revolving Commitment.

        (e)    The Borrowers shall not utilize proceeds of any Revolving Advance for the uses described in clauses (i) (for amounts payable with respect to any M&A Transaction in the first 12 months following such M&A Transaction) and (iv) of Section 1.07(e) below. Amounts payable with respect to any M&A Transaction following such initial 12 month period are permitted.

        § 1.03.    Notice of Borrowing; Borrowing Base Certificate.    Whenever the Borrowers desires a Revolving Advance be made, the Borrower Representative shall give the Program Manager, (A) not later than 10:30 a.m. (New York City time) on the proposed Funding Date of the Revolving Advance, written notice, or telephonic notice from the Borrower Representative confirmed promptly by a Written Notice (which notice, in each case, shall be irrevocable) of its desire to make a borrowing of a Revolving Advance. Each notice of borrowing under this Section 1.03 shall (i) be indicated on a fully completed Borrowing Base Certificate signed by each Borrower and dated as of such date, and shall specify the proposed Funding Date (which in each instance shall be a Business Day) and the amount of such Borrowing.

        § 1.04.    Termination of Revolving Commitment.    On the Maturity Date, the Revolving Commitment shall be canceled automatically and the Revolving Loan shall become due and payable in full. In addition, prior to the Maturity Date, the Borrowers may terminate the Revolving Commitment pursuant to Section 6.07(c). Upon such cancellation, the Revolving Loan (together with all other Lender Debt) shall become, without further action by any Person, immediately due and payable together with all accrued interest thereon and any fees (including without limitation, the Early Termination Fee), premiums, charges or costs provided for hereunder with respect thereto.

        § 1.05.    Interest and Fees.    (a)    Interest.    The Borrowers shall pay interest on the on the average daily Outstanding Balance of the Revolving Loan during the prior Month on (i) each Interest Payment Date and (ii) the Maturity Date (whether by acceleration or otherwise), in each case, at an interest rate per annum equal to LIBOR plus the Applicable Margin, in each case, as in effect for the applicable Interest Period.

        (b)    Default Interest.    Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing, interest on the Revolving Loan shall be payable on demand at a rate per annum equal to 2.50% in excess of the rate then otherwise applicable to the Revolving Loan.

        (c)    Non-Utilization Fee.    The Borrowers shall pay to the Lenders on the first Business Day of each Month a fee (the "Non-Utilization Fee") equal to 0.30% per annum on the average amount, calculated on a daily basis, by which the Revolving Commitment exceeded the Revolving Loan during the prior Month; provided, however, the Non-Utilization Fee shall commence to be due and payable hereunder on the first Month that the Outstanding Balance of the Revolving Loan equals at least $32,500,000.

        (d)    Facility Fee.    On the Initial Funding Date, the Borrowers shall pay to the Program Manager a facility fee of $375,000 in immediately available funds.

        § 1.06.    Voluntary Reductions.    The Borrowers may on any Funding Date reduce the outstanding principal amount of the Revolving Loan; provided, however, that the Borrowers shall provide the Agent and the Program Manager with at least 15 days' prior Written Notice to the extent such reduction shall be more than 20% of the then outstanding principal amount of the Revolving Loan.

        § 1.07.    Term Advances.    (a)    Term Loan.    Each of the Lenders agrees to lend to the Borrowers from time to time, subject to and upon the terms, conditions and limitations herein set forth (including the limitations set forth in Section 1.08 below), on each Funding Date during the Term Loan Commitment Period, such amounts not to exceed any Lender's Term Commitment Amount and otherwise in accordance with the terms hereof, as may be requested by the Borrowers (each such borrowing, a "Term Advance" and the aggregate outstanding principal balance of all Term Advances from time to time, the "Term Loan").

        (b)    Notice of Borrowing.    Each Term Advance shall be in a minimum amount of $100,000 or any amount in excess thereof and shall be made on the date specified in the Borrowing Base Certificate requesting such Term Advance, or telephonic notice confirmed in writing, as described in Section 1.09 hereof.

        (c)    Lender Funding Priorities.    Each Term Advance shall initially be funded by HF-4 until the aggregate amount of the Term Loan (after giving effect to the funding of the proposed Term Advance on such date) at least equals HF-4 Term Commitment Amount. When the aggregate amount of the Term Loan (after giving effect to the funding of the proposed Term Advance on such date) at least equals HF-4 Term Commitment Amount, all Term Advances (or any portion thereof) shall be funded by HFG; provided, that the aggregate principal amount of Term Advances funded by HFG shall not exceed the HFG Term Commitment Amount.

        (d)    Special Lender Purchases.    On each Business Day, so long as no Event of Default is continuing, HFG hereby agrees to purchase from HF-4 a portion of the Term Loan, if any, in an amount equal to the difference between (x) the aggregate amount of the Term Loan, and (y) the HF-4 Term Commitment Amount; provided, that the aggregate principal amount of Term Advances funded by HFG shall not exceed the HFG Term Commitment Amount.

        (e)    Use of Proceeds.    The Borrowers shall utilize proceeds of each Term Advance, solely to fund, with respect to events occurring following the Initial Funding Date, the following: (i) M&A Transactions that satisfy the Transaction Criteria (including the ongoing "travel nurse" transaction), (ii) the opening by any Borrower of a new facility, (iii) any expansion or improvement of an existing facility including any Capital Expenditures, (iv) any costs (including, without limitation, start-up costs) associated with the addition of a licensee into a Borrower's licensing program, (v) one or more Letters of Credit opened in connection with a Borrower's direct deposit payment program for nurses, (vi) one or more Letters of Credit opened in connection with a Borrower's workers' compensation insurance obligations, (vii) all fees, costs and expenses related to any of the foregoing and (viii) to pay any fees and expenses incurred by a Borrower to a third party financing source in connection with the negotiation of potential financing arrangements that have been superseded by this Agreement.

        § 1.08.    Term Commitment and Term Loan Limit.    (a)    Term Loan Limit.    No Lender shall have any obligation to make any Term Advance which shall result in the aggregate amount of all Term Advances (without regard to any payments or prepayments thereon) plus the Designated Amount being in excess of $5,000,000 (the "Term Loan Limit").

        (b)    Prepayments.    The Borrowers may prepay Term Advances, but solely from the proceeds of any asset sales outside of the ordinary course of business or equity issuances of the Borrowers or the Parent. Amounts prepaid pursuant to this Section 1.08(b) shall be in a minimum amount of $250,000 or any amount in excess thereof and may not be reborrowed. So long as no Event of Default is continuing, amounts received by the Agent pursuant to this Section 1.08(b) shall be paid first to HFG until the aggregate principal amount of Term Advances funded by HFG plus accrued interest and fees thereon have been paid in full, and then to HF-4 until the aggregate principal amount of Term Advances funded by HF-4 plus accrued interest and fees thereon have been paid in full. During the continuance of an Event of Default, amounts received by the Agent pursuant to this Section 1.08(b) shall be distributed in accordance with the priorities set forth in Section 3.02 hererof.

        (c)    Excess Amounts.    If at any time the Term Loan exceeds the Term Loan Limit at such time, the Borrowers shall promptly, in accordance with Article III hereof, eliminate such excess by paying an amount equal to such excess until such excess is eliminated in full.

        (d)    Limitations on Availability.    The Borrowers agrees that in no event shall the Lenders be obligated to make Term Advances hereunder in the aggregate amount for all Term Advances from the Initial Funding Date, greater than (i) $500,000 from April 1, 2005 until the Maturity Date, (ii) $1,500,000 from October 1, 2004 until the Maturity Date, or (iii) $3,500,000 from April 1, 2004 until the Maturity Date.

        § 1.09.    Notice of Borrowing; Borrowing Base Certificate.    Whenever the Borrowers desire a Term Advance be made, the Borrower Representative shall give the Agent and the Program Manager, (A) not later than 10:30 a.m. (New York City time) two Business Days prior to the proposed Funding Date of the Term Advance, written notice, or telephonic notice from the Borrower Representative confirmed promptly by a Written Notice (which notice, in each case, shall be irrevocable) of its desire to make a borrowing of a Term Advance. Each notice of borrowing under this Section 1.09 shall (i) be indicated on a fully completed Borrowing Base Certificate signed by each of the Borrowers and dated as of such date, and shall specify the proposed Funding Date (which in each instance shall be a Business Day) and the amount of such borrowing.

        § 1.10.    Amortization of Term Advances.    The Borrowers shall, until payment in full of the Term Loan and subject to early prepayment and payment as provided herein, pay to the Agent on behalf of the Lenders on each Interest Payment Date, an amount equal to 1/36th of the initial principal amount of each Term Advance (collectively, the "Monthly Amortization Amount") made pursuant to Section 1.07(a) hereof, which amount shall be applied towards the reduction of the outstanding principal amount of the Term Loan. Amounts paid pursuant to this Section 1.10 may not be reborrowed and such payments, and voluntary prepayments of the Term Loan pursuant to Section 1.08(b), if any, shall be applied in inverse order of maturity. On the Maturity Date, the remaining principal amount of the Term Loan shall become, without further action by any Person, immediately due and payable together with all accrued interest thereon and any fees, premiums, charges or costs provided for hereunder with respect thereto.

        § 1.11.    Termination of Commitment to Make Term Advances.    Upon the expiration of the Term Loan Commitment Period, the obligation of the Lenders to make Term Advances shall be terminated. On the Maturity Date, the obligation of the Lenders to make Term Advances, if remaining outstanding, shall be canceled automatically and the Term Loan shall become due and payable in full. Upon such cancellation, the Term Loan (together with all other Lender Debt) shall become, without further action by any Person, immediately due and payable together with all accrued interest thereon and any fees (including without limitation, the Early Termination Fee), premiums, charges or costs provided for hereunder with respect thereto.

        § 1.12.    Interest and Fees.    (a)    Interest.    The Borrowers shall pay interest on the on the average daily outstanding principal amount of the Term Loan during the prior Month on (i) each Interest

Payment Date and (ii) the Maturity Date (whether by acceleration or otherwise), in each case, at an interest rate per annum equal to LIBOR plus the Applicable Margin, in each case, as in effect for the applicable Interest Period.

        (b)    Default Interest.    Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing, interest on the Term Loan shall be payable on demand at a rate per annum equal to 3.00% in excess of the rate then otherwise applicable to the Term Loan.

        § 1.13.    Letters of Credit.    (a)    Issuance.    So long as the conditions precedent set forth in Paragraph 2 of Exhibit II are satisfied, the Lenders agree to incur, from time to time during the Term Loan Commitment Period, upon the request of Borrower Representative on behalf of the applicable Borrower, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an "L/C Issuer")) for such Borrower's account and guaranteed by HFG or another member of the Lender Group designated by the Program Manager. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the L/C Sublimit. In addition, the Lender shall not have any obligation to incur Letter of Credit Obligations if the issuance of such Letter of Credit shall result in either (x)the Revolving Loan exceeding the Borrowing Limit, or (y) the Term Loan exceeding the Term Loan Limit. No Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and neither Agent nor the Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date beyond the Scheduled Maturity Date.

        (b)    Treatment on the Maturity Date.    If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Maturity Date, the Borrowers shall, on or prior to the Maturity Date, either (i) cause all such Letters of Credit and guaranties thereof to be canceled and returned, or (ii) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

        (c)    Automatic Advances.    If, on the Maturity Date, the Borrowers fail to take either actions set forth in clauses (i) or (ii) of Section 1.13(b), then (i) the full face amount of the Letters of Credit then outstanding shall be deemed automatically to constitute a Term Advance. Further, in the event that the Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Term Advance. Such Term Advance shall be deemed to have been made hereunder regardless of whether Term Advances are then permitted and notwithstanding any Borrower's failure to satisfy the conditions precedent set forth in Exhibit II.

        (d)    Fees and Expenses.    The Borrowers agree to pay to Agent for the benefit of the Lenders, as compensation for the Letter of Credit Obligations incurred hereunder, on the date of issuance of any Letter of Credit, a fee (the "Letter of Credit Fee") in an amount equal to 2% of the maximum amount available to be drawn under such Letter of Credit or Letters of Credit being issued on such date. In addition, the Borrowers shall pay to the Agent for the benefit of any L/C Issuer, on demand, such incidental and typical fees, charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

        (e)    Request for Incurrence of Letter of Credit Obligations.    The Borrower Representative shall give the Agent at least five Business Days prior Written Notice requesting the incurrence of any Letter of Credit Obligation, which notice shall (i) specify the date such Letter of Credit Obligation is requested to be incurred, (ii) identify the beneficiary and the Borrower to which such Letter of Credit Obligation relates and describing the nature of the transactions proposed to be supported thereby, (iii) attach documentation or other appropriate evidence reasonably satisfactory to the Agent demonstrating that the use of proceeds thereof is consistent with the purposes set forth in clauses (v) or (vi) of Section 1.07(e) hereto, and (iv) identify the proposed Letter of Credit as a "Direct Deposit L/C" or a "Workers' Comp L/C" hereunder.

        (f)    Obligation Absolute.    The obligation of Borrowers to reimburse the Agent and the Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. Such obligations of Borrowers shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

  (i)
  any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

  (ii)
  the existence of any claim, set-off, defense or other right that the Agent, any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), the Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

  (iii)
  any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

  (iv)
  payment by the Agent or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty;

  (v)
  any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

  (vi)
  the fact that a Default or an Event of Default shall have occurred and be continuing.

        (g)    Special L/C Indemnification; Nature of Lenders' Duties.    In addition to amounts payable as elsewhere provided in the Agreement, the Borrowers hereby agree to pay and to protect, indemnify, and save harmless the Agent, the Program Manager and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including attorneys' fees and allocated costs of internal counsel) the Agent, the Program Manager or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or guaranty thereof, or (ii) the failure of the Agent, the Program Manager or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Entity, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent, the Program Manager or such Lender (as finally determined by a court of competent jurisdiction).

        As between the Agent, the Program Manager and any Lender and Borrowers, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither the Agent, the Program Manager nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by the Agent, the Program Manager or any Lender under any Letter of Credit or guaranty thereof, such Person shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent's, the Program Manager's or any Lender's rights or powers hereunder or under the Agreement.

        Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by the Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer.

        § 1.14.    Computation of Interest.    (a)    Interest on the Loans and fees and other amounts calculated by the Agent on the basis of a rate per annum shall be computed on the basis of actual days elapsed over a 360-day year.

        (b)    Whenever any payment to be made hereunder or under any other Document shall be stated to be due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

        § 1.15.    Procedures for Payment.    (a)    Each payment hereunder shall be made not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States of America to the Lenders without counterclaim, offset, claim or recoupment of any kind and free and clear of, and without deduction for, any present or future withholding or other taxes, duties or charges of any nature imposed on such payments or prepayments by or on behalf of any Governmental Entity thereof or therein, except for Excluded Taxes. If any such taxes, duties or charges are so levied or imposed on any payment to the Lenders, the Borrowers will make additional payments in such amounts as may be necessary so that the net amount received by the Lenders, after withholding or deduction for or on account of all taxes, duties or charges, including deductions applicable to additional sums payable under this Section 1.15, will be equal to the amount provided for herein. Whenever any taxes, duties or charges are payable by any Borrower with respect to any payments hereunder, such Borrower shall furnish promptly to the Lenders information, including certified copies of official receipts (to the extent that the relevant governmental authority delivers such receipts), evidencing payment of any such taxes, duties or charges so withheld or deducted. If the Borrowers fail to pay any such taxes, duties or charges when due to the appropriate taxing authority or fails to remit to the Lenders the required information evidencing payment of any such taxes, duties or charges so withheld or deducted, the Borrowers shall indemnify the Lenders for any incremental taxes, duties, charges, interest or penalties that may become payable by the Lenders as a result of any such failure.

        (b)    Notwithstanding anything to the contrary contained in this Agreement, the Borrowers agree to pay any present or future stamp or documentary taxes, any intangibles tax or any other sales, excise or property taxes, charges or similar levies now or hereafter assessed that arise from and are attributable to any payment made hereunder or from the execution, delivery of, or otherwise with respect to, this Agreement or any other Documents and any and all recording fees relating to any Documents securing any Lender Debt ("Other Taxes").

        (c)    The Borrowers shall indemnify the Lenders for the full amount of any taxes, duties or charges other than Excluded Taxes (including, without limitation, any taxes other than Excluded Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) duly paid or payable by the Lenders and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Indemnification payments shall be made within 30 days from the date the Lenders makes written demand therefor.

        (d)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 1.15 shall survive the payment in full of principal and interest hereunder.

        § 1.16.    Indemnities.    (a)    The Borrowers hereby agree to indemnify the Lenders on demand against any loss or expense which the Lenders or a branch or an Affiliate of the Lenders may sustain or incur as a consequence of: (i) any default in payment or prepayment of the principal amount of any Advance made to it or any portion thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of payment or prepayment, or otherwise); (ii) the effect of the occurrence of any Event of Default upon any Advance made to it; (iii) the payment or prepayment of the principal amount of any Advance made to it or any portion thereof; or (iv) the failure by any Borrower to accept an Advance after it has requested such borrowing, conversion or renewal; in each case including, but not limited to, any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Advance or any portion thereof. The Agent shall provide to the Borrower Representative a statement, supported when applicable by documentary evidence, explaining the amount of any such loss or expense it incurs, which statement shall be conclusive absent manifest error.

        (b)    The Borrowers hereby agree to indemnify and hold harmless each of the Lenders, the Program Manager, the Master Servicer and each of their respective Affiliates, directors, officers, agents, representatives, counsel and employees and each other Person, if any, controlling them or any of their respective Affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Exchange Act of 1934, as amended (each an "Indemnified Party"), from and against any and all losses, claims, damages, costs, expenses (including reasonable counsel fees and disbursements) and liabilities which may be incurred by or asserted against such Indemnified Party with respect to or arising out of the commitments hereunder to make the Advances, or the financings contemplated hereby, the other Documents, the Collateral (including, without limitation, the use thereof by any of such Persons or any other Person, the exercise by any Lender of rights and remedies or any power of attorney with respect thereto, and any action or inaction of any Lender under and in accordance with any Documents), the use of proceeds of any financial accommodations provided hereunder, any investigation, litigation or other proceeding (brought or threatened) relating thereto, or the role of any such Person or Persons in connection with the foregoing, whether or not they or any other Indemnified Party is named as a party to any legal action or proceeding ("Claims"). The Borrowers will not, however, be responsible to any Indemnified Party hereunder for any Claims to the extent that a court having jurisdiction shall have determined by a final nonappealable judgment that any such Claim shall have arisen out of or resulted solely from (a)(i) actions taken or omitted to be taken by such Indemnified Party by reason of the bad faith, willful misconduct or gross negligence of any Indemnified Party, or (ii) in violation of any law or regulation applicable to such Indemnified Party (except to the extent that such violation is attributable to any breach of any representation, warranty or agreement by or on behalf of the Borrowers, the Parent or any of their respective designees, in each case, as determined by a final nonappealable decision of a court of competent jurisdiction), or (b) a successful claim by the Borrowers or the Parent against such Indemnified Party ("Excluded Claims"). Further, should an employee of any Lender, in connection with such employee's employment by such Lender, be involved in any legal action or proceeding in connection with the transactions contemplated hereby (other than relating to an Excluded Claim), the Borrowers hereby agree to pay to such Lender such reasonable per diem compensation as the Lenders shall request for each employee for each day or portion thereof that such employee is involved in preparation and testimony pertaining to any such legal action or proceeding. The Indemnified Party shall give the Borrower Representative prompt Written Notice of any Claim setting forth a description of those elements of the Claim of which such Indemnified Party has knowledge. The Lenders, as an Indemnified Party shall be permitted hereunder to select counsel to defend such Claim at the expense of the Borrowers and, if such Indemnified Party shall decide to do so, then all such Indemnified Parties shall select the same counsel to defend such Indemnified Parties with respect to such Claim; provided, however, that if any such Indemnified Party shall in its reasonable opinion consider that the retention of one joint counsel as aforesaid shall result in a conflict of interest, such Indemnified Party may, at the expense of the Borrowers, select its own counsel to defend such Indemnified Party with respect to such Claim. The Indemnified Parties and the Borrowers and their respective counsel shall cooperate with each other in all reasonable respects in any investigation, trial and defense of any such Claim and any appeal arising therefrom.

        § 1.17.    Telephonic Notice.    Without in any way limiting the Borrowers' obligation to confirm in writing any telephonic notice of a borrowing, conversion or renewal, the Agent and Program Manager may act without liability upon the basis of telephonic notice believed by the Agent or Program Manager in good faith to be from the Borrower Representative of the Borrowers prior to receipt of written confirmation.

        § 1.18.    Maximum Interest.    (a)    No provision of this Agreement shall require the payment to the Lenders or permit the collection by the Lenders of interest in excess of the maximum rate of interest from time to time permitted (after taking into account all consideration which constitutes interest) by laws applicable to the Lender Debt and binding on the Lenders (such maximum rate being the Lenders' "Maximum Permissible Rate").

        (b)    If the amount of interest (computed without giving effect to this Section 1.18) payable on any Interest Payment Date in respect of the preceding interest computation period would exceed the amount of interest computed in respect of such period at the Maximum Permissible Rate, the amount of interest payable to the Lenders on such date in respect of such period shall be computed at the Maximum Permissible Rate.

        (c)    If at any time and from time to time: (i) the amount of interest payable to the Lenders on any Interest Payment Date shall be computed at the Maximum Permissible Rate pursuant to the preceding subsection (b); and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lenders would be less than the amount of interest payable to the Lenders computed at the Maximum Permissible Rate, then the amount of interest payable to the Lenders in respect of such subsequent interest computation period shall continue to be computed at the Maximum Permissible Rate until the amount of interest payable to the Lenders shall equal the total amount of interest which would have been payable to the Lenders if the total amount of interest had been computed without giving effect to the preceding subsection (b).

ARTICLE II.
PAYMENT MECHANICS

        § 2.01.    Payment Mechanics.    (a)    On or prior to the Initial Funding Date each of the Primary Servicer, the Borrowers, the Agent and the Lockbox Bank shall have entered into the Lockbox

Agreements and shall have caused the Lockbox Bank to establish the Lockboxes and the Lockbox Account.

        (b)    Each Borrower shall prepare, execute and deliver to each of its Obligors that has not previously received such Notice or is not sending payments to the Lockboxes in the manner required hereunder, with copies to the Agent, on or prior to the Initial Funding Date, a Notice to Obligors addressed to each such Obligor, which Notice to Obligors shall state that all present and future Receivables owing to such Borrower are subject to the Lien of the Agent and that all checks from such Obligor on account of Receivables shall be sent to a Lockbox and all wire transfers from such Obligor on account of Receivables shall be wired directly into a Lockbox Account.

        (c)    Each Borrower covenants and agrees that, on and after the Initial Funding Date, all invoices (and, if provided by such Borrower, return envelopes) to be sent to Obligors shall set forth only the address of a Lockbox as a return address for payment of Receivables and only the Lockbox Account with respect to wire transfers for payment of Receivables. Each Borrower hereby further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with Obligors with respect to payment of Receivables and wire transfers.

        § 2.02.    Misdirected Payments.    (a)    In the event that the Parent or any Borrower receives a Misdirected Payment in the form of a check, the Parent or such Borrower shall immediately send such Misdirected Payment, in the form received by the Parent or such Borrower, by hand or overnight delivery service to a Lockbox for deposit into the corresponding Lockbox Account. In the event the Parent or any Borrower receives a Misdirected Payment in the form of cash or wire transfer, the Parent or such Borrower shall immediately wire transfer the amount of such Misdirected Payment directly to the Lockbox Account. All Misdirected Payments shall be sent promptly upon receipt thereof, and in no event later than the close of business, on the first Business Day after receipt thereof.

        (b)    If a Misdirected Payment in the form of a check is received by the Parent or any Borrower more than six days after the date of such check with respect thereto, then the relevant Borrower shall pay interest on such Misdirected Payment to the Agent from such sixth subsequent day to and including the date such check is received in the Lockbox Account, at a rate equal to LIBOR then in effect hereunder.

        (c)    Each Borrower hereby agrees and consents to the Lenders taking such actions as are reasonably necessary to ensure that future payments from the Obligor of a Misdirected Payment shall be made in accordance with the Notice to Obligors previously delivered to such Obligor, including, without limitation, to the maximum extent permitted by law, (i) any member of the Lender Group executing on such Borrower's behalf and delivering to such Obligor a new Notice to Obligors, and (ii) the Borrowers, its assigns or designees, or any member of the Lender Group contacting such Obligor by telephone to confirm the instructions previously set forth in the Notice to Obligor to such Obligor. Upon the Agent's request, each Borrower shall promptly (and in any event, within two Business Days from such request) take such similar actions as the Borrower may reasonably request.

        § 2.03.    No Rights of Withdrawal.    None of the Parent, the Borrowers or the Primary Servicer shall have any rights of direction or withdrawal with respect to amounts held in the Lockbox Accounts or the Concentration Account.

ARTICLE III.
COLLECTION AND DISTRIBUTION

        § 3.01.    Collections on the Receivables.    The Lenders shall be entitled with respect to all Receivables, (i) to receive and to hold as collateral all Receivables and all Collections on Receivables in accordance with the terms hereof, and (ii) to have and to exercise any and all rights to collect, record, track and, during the continuance of an Event of Default, take all actions to obtain Collections with respect to all Receivables.

        § 3.02.    Distributions.    On each Business Day, and provided, that no Event of Default is continuing the Agent shall distribute any and all Collections actually received in the Concentration Account prior to 12:00 p.m. (New York City time) on the immediately prior Business Day as follows: FIRST, to the Agent for the benefit of the Lenders, an amount in cash equal to fees and interest that are due and payable as of such Business Day and have not otherwise been paid in full by the Borrowers, if any, until such amounts have been paid in full; SECOND, to the Agent for the benefit of the Lenders, an amount in cash equal to the Borrowing Base Deficiency, if any, until such amount is paid in full; THIRD, to the Agent for the benefit of the Lenders, an amount in cash equal to Monthly Amortization Amount that is due and payable as of such Business Day, until such amount has been paid in full; FOURTH, to the Agent for the benefit of the Lenders, an amount in cash equal to the reduction of the principal amount of the Revolving Loan directed by the Borrowers to be repaid on such Business Day pursuant to Section 1.02(b), if any, until such amount has been paid in full; FIFTH, to the Agent for the benefit of the Lenders, an amount in cash equal to the payment of any Lender Debt due and payable on such Business Day, if any, until such amount has been paid in full; and SIXTH, to the Borrower Representative on behalf of the Borrowers, all remaining amounts of Collections.

        Amounts received by the Agent for the benefit of the Lenders pursuant to this Section 3.02 shall be paid to HF-4 and HFG as their respective interests may appear, provided, that if the amount of such distribution is insufficient to satisfy in full the amounts then due and owing to HF-4, then all such amounts shall be distributed first to HF-4 until the amounts then due and owing to HF-4 have been paid in full, and then to HFG until the amounts then due and owing to HFG have been paid in full, and provided, further, that amounts received by the Agent pursuant to clause THIRD of this Section 3.02 shall be paid first to HFG until the aggregate principal amount of Term Advances funded by HFG have been paid in full, and then to HF-4 until the aggregate principal amount of Term Advances funded by HF-4 have been paid in full.

        § 3.03.    Distribution of Funds at the Maturity Date or Upon an Event of Default.    At the Maturity Date or upon the occurrence and during the continuance of an Event of Default, subject to the rights and remedies of the Agent and the Lenders pursuant to Section 4.02 hereof, the Agent shall distribute any and all Collections as follows: FIRST, to the Agent and the Lenders, an amount in cash equal to any and all accrued fees and collection costs as set forth in Sections 1.05, 1.12 and 6.05, until such amount has been paid in full; SECOND, to the Agent for the benefit of HF-4, an amount in cash equal to all accrued and unpaid interest on the Revolving Loan (at the rates established under Section 1.05) until such amount has been paid in full; THIRD, to the Agent for the benefit of HF-4, an amount in cash equal to all accrued and unpaid interest on its holdings in the Term Loan (at the rates established under Section 1.12) until such amount has been paid in full; FOURTH, to the Agent for the benefit of HF-4, an amount in cash equal to the principal amount of its interest in the Term Loan, until such amount is paid in full; FIFTH, to the Agent for the benefit of HF-4, an amount in cash equal to the principal amount of the Revolving Loan, until such amount is paid in full; SIXTH, to the Agent for the benefit of the Lenders, an amount in cash equal to the payment of any Letter of Credit Obligations, as their respective interests may appear, until such amount has been paid in full; SEVENTH, to the Agent for the benefit of HFG, an amount in cash equal to all accrued and unpaid interest on its holdings in the Term Loan (at the rates established under Section 1.12) until such amount has been paid in full; EIGHTH, to the Agent for the benefit of HFG, an amount in cash equal to the principal amount of its interest in the Term Loan, until such amount is paid in full; NINTH, to the Agent for the benefit of the Lenders, an amount in cash equal to the payment of any other Lender Debt due and payable on such date, as their respective interests may appear, until such amount has been paid in full; and TENTH, to the Borrower Representative on behalf of the Borrowers, all remaining amounts of Collections.

        HFG acknowledges and agrees that while any Event of Default is continuing, HFG shall not be entitled to receive from the Agent, and the Agent shall not pay to HFG, any payments on account of its interest the Term Loan unless and until the indefeasible payment in full of all other Lender Debt.

        § 3.04.    Allocation of Servicer Responsibilities.    (a)    Tracking of Collections and other transactions pertaining to the Receivables shall be administered by the Master Servicer in a manner consistent with the terms of this Agreement. The responsibilities of the Borrowers to the Master Servicer are set forth in Exhibits XII and XIV attached hereto. The Borrower Representative and the Borrowers shall establish and maintain the Transmission of the Receivable Information, including, without limitation, the matters described in Exhibits XII and XIV, and shall provide promptly to the Master Servicer such other information necessary or desirable for the administration of Collections on the Receivables as may be requested from time to time.

        (b)    The Borrower Representative hereby agrees to perform the administration and servicing obligations set forth in Exhibit XII hereto with respect to the Receivables (the "Primary Servicer Responsibilities"). The Lenders may, at any time following the occurrence of a Servicer Termination Event (and shall, without requirement of notice to any party, upon a Servicer Termination Event resulting from the events described in clauses (f) or (n) of Exhibit V hereto) appoint another Person to succeed Borrower Representative in the performance of the Primary Servicer Responsibilities (which appointment may be effectuated through the outplacement to a qualified and experienced third-party of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities).

        § 3.05.    Distributions to the Borrowers Generally.    Distributions to the Borrowers on each Business Day shall be deposited in the Borrower Account.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES; COVENANTS;
EVENTS OF DEFAULT

        § 4.01.    Representations and Warranties; Covenants.    Each Borrower and the Parent makes on the Initial Funding Date and on each subsequent Funding Date, the representations and warranties set forth in Exhibit III hereto, and hereby agrees to perform and observe the covenants set forth in Exhibit IV hereto.

        § 4.02.    Events of Default; Remedies.    (a)    If any Event of Default shall occur and be continuing, the Agent may, by Written Notice to the Authorized Repesentative, take either or both of the following actions: (x) declare the Maturity Date to have occurred, and (y) without limiting any rights hereunder and subject to applicable law, replace ATC Healthcare or any other agent of the Borrowers, as the case may be, in its performance of any or all of the "Primary Servicer Responsibilities" (which replacement may be effectuated through the outplacement to a qualified and experienced third-party of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities); provided, that with respect to the Event of Default in clause (f) of Exhibit V, the Maturity Date shall be deemed to have occurred automatically and without notice. Upon any such declaration or designation, the Agent shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

        (b)    Right of Set-Off.    Each Borrower hereby irrevocably authorizes and instructs the Agent to set-off the full amount of any Lender Debt due and payable against (i) any Collections, or (ii) the principal amount of any Advance requested on or after such due date. No further notification, act or consent of any nature whatsoever is required prior to the right of the Lenders to exercise such right of set-off; provided, however, a member of the Lender Group shall notify the Borrower: (1) a set-off pursuant to this Section 4.02 occurred, (2) the amount of such set-off and (3) a description of the Lender Debt that was due and payable.

        § 4.03.    Attorney-in-Fact.    Each Borrower hereby irrevocably designates and appoints the Agent, the Master Servicer and each other Person in the Lender Group, to the extent permitted by applicable law and regulation, as such Borrower's attorneys-in-fact, which irrevocable power of attorney is coupled with an interest, with authority, upon the continuance of an Event of Default (and to the extent not prohibited under applicable law and regulations) to (i) endorse or sign the Borrower's name to financing statements, remittances, invoices, assignments, checks, drafts, or other instruments or documents in respect of the Receivables, (ii) notify Obligors to make payments on the Receivables directly to the Agent, and (iii) bring suit in the Borrower's name and settle or compromise such Receivables as the Agent or the Master Servicer may, in its discretion, deem appropriate.

ARTICLE V.
SECURITY

        § 5.01.    Grant of Security Interest.    (a)    As collateral security for the Borrowers' joint and several obligations to pay the Lender Debt when due and payable and its indemnification obligations hereunder, each Borrower hereby grants to the Agent for the ratable benefit of the Lenders a first priority Lien on and security interest in and right of set-off against all of the rights, title and interest of such Borrower in and to (i) all of the Borrower's Receivables whether now owned or hereafter acquired, (ii) to the maximum extent permitted by law, each Borrower Lockbox and the Borrower Lockbox Account, (iii) any and all amounts held in any accounts maintained at Fleet Bank. N.A., Wachovia Bank, N.A., Mellon Bank, N.A., The Chase Manhattan Bank or any other bank in respect of any of the foregoing or in compliance with any terms of this Agreement, (iv) all of the Additional Collateral, (v) each Lender Lockbox and Lender Lockbox Account, and (vi) all proceeds of the foregoing (all of the foregoing, the "Collateral"). This Agreement shall be deemed to be a security agreement as understood under the UCC.

        (b)    The Borrowers agree to execute, and hereby authorizes the Agent to file, one or more financing statements or continuation statements or amendments thereto or assignments thereof in respect of the Lien created pursuant to this Section 5.01 which may at any time be required or, in the opinion of the Agent, be desirable, and to do so without the signature of any Borrower where permitted by law.

ARTICLE VI.
MISCELLANEOUS

        § 6.01.    Amendments, etc.    (a)    No amendment or waiver of any provision of this Agreement or consent to any departure therefrom by a party hereto shall be effective unless in a writing signed by the Agent and the Borrowers (subject to Section 6.10(e) below) and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent, the Lenders or the Borrowers to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

        (b)    The parties hereto agree to make any change, modification or amendment to this Agreement as may be requested by Fitch, Inc. or any other rating agency then rating the healthcare financing program of the Agent, so long as any such change, modification or amendment does not materially adversely affect the parties hereto.

        § 6.02.    Notices, etc.    All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which may include facsimile communication) and shall be faxed or delivered, (i) to the Agent and the Lender (and the Agent and the Lenders hereby agree that notices to or for their benefit may be delivered to the Program Manager and such delivery to the Program Manager shall be deemed received by the Lenders), at its address set forth under its name on Schedule I hereto or at such other address as shall be designated by such party in a Written Notice to the other parties hereto, (i) to the Borrowers (and the Borrowers hereby agree that notices to or for their benefit may be delivered to the Borrower Representative and such delivery to the Borrower Representative shall be deemed received by the Borrowers), at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a Written Notice to the other parties hereto and (iii) to the Program Manager and the Master Servicer at the addresses set forth on Schedule I attached hereto and as such schedule may be amended from time to time by the Agent. Notices and communications by facsimile shall be effective when sent (and shall be immediately followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

        § 6.03.    Assignability.    (a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

        (b)    No Borrower may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

        § 6.04.    Further Assurances.    The Borrowers shall, at their cost and expense, upon the request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Lenders such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement.

        § 6.05.    Costs and Expenses; Collection Costs.    (a)    The Borrowers agree to pay on demand (i) all reasonable non-legal costs and expenses in connection with the preparation, execution and delivery of this Agreement; (ii) the reasonable fees and out-of-pocket expenses of counsels for the Lenders and their Affiliates in connection with this transaction (provided, that the Borrowers shall be responsible to pay only $40,000 with respect to the legal fees and expenses incurred by the Lenders until the Initial Funding Date in the preparation of this Agreement, prior drafts of proposed and unexecuted amendments and post-closing documentation related thereto, including the negotiation of modifications to the Subordination Agreement); and (iii) all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), of the Lenders and their Affiliates in connection with any waiver, modification, supplement or amendment hereto, or the enforcement of this Agreement. The Borrowers further agrees to pay on the Initial Funding Date (and with respect to costs and expenses incurred following the Initial Funding Date, within seven days of demand therefor) (a) all reasonable costs and expenses incurred by the Agent and its designees in connection with periodic audits of the Receivables, (b) all reasonable costs and expenses (not to exceed $3,000 in any fiscal year of the Borrowers) incurred by the Master Servicer or the Program Manager to accommodate any significant coding or data system changes made by the Borrowers that would affect the transmission or interpretation of data received through the interface, and (c) all reasonable costs and expenses incurred by the Lenders for additional time and material expenses of the Master Servicer resulting from a lack of either commercially reasonably cooperation or responsiveness of the Borrowers to agreed-upon protocol and schedules with the Master Servicer; provided, that the Borrower Representative has received Written Notice of the alleged lack of cooperation or responsiveness and has been provided the opportunity to correct such problems.

        (b)    In the event that the Lenders shall retain an attorney or attorneys to collect, enforce, protect, maintain, preserve or foreclose its interests with respect to this Agreement, any other Documents, any

Lender Debt, any Receivable or the Lien on any Collateral or any other security for the Lender Debt or under any instrument or document delivered pursuant to this Agreement, or in connection with any Lender Debt, the Borrowers shall pay all of the reasonable costs and expenses of such collection, enforcement, protection, maintenance, preservation or foreclosure, including reasonable attorneys' fees, which amounts shall be part of the Lender Debt, and the Lenders may take judgment for all such amounts. The attorney's fees arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel in any way or with respect to or arising out of or in connection with or relating to any of the events or actions described in this Section 6.05 shall be payable by the Borrowers to the Lenders on demand (with interest accruing from the earlier of two Business Days following (i) the date of such demand and (ii) the date any Borrower became aware of the incurrence of such cost), and shall be additional obligations under this Agreement. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

        (c)    The Program Manager agrees to pay on the Initial Funding Date $175,000 to pay any fees and expenses incurred by a Borrower to a third party financing source in connection with the negotiation of potential financing arrangements that have been superseded by this Agreement.

        § 6.06.    Confidentiality.    (a)    The Borrowers and the Lenders hereby acknowledge that this Agreement and documents delivered hereunder or under the Documents (including, without limitation, any information relating to the Borrowers, any member of the Lender Group or any Borrower) contain confidential and proprietary information. Unless otherwise required by applicable law, the Borrowers, the Parent and the Lenders each hereby agrees to maintain the confidentiality of this Agreement (and all drafts and other documents delivered in connection therewith including, without limitation, any information relating to the Borrowers, any member of the Lender Group or any Borrower delivered hereunder or under the Documents) in communications with third parties and otherwise and to take all reasonable actions to prevent the unauthorized use or disclosure of and to protect the confidentiality of such confidential information; provided, that, such confidential information may be disclosed to (i) the Borrowers' legal counsel, accountants and auditors, investors and creditors, (ii) the Program Manager, the Person then fulfilling the "Primary Servicer Responsibilities" under the Documents, each member of the Lender Group, investors in and creditors of the Lenders, appropriate rating agencies with respect to the Agent, and each of their respective legal counsel and auditors, (iii) any Person, if such information otherwise becomes available to such Person or publicly available through no fault of any party governed by this Section 6.06, (iv) any Governmental Entity requesting such information, and (v) any other Person with the written consent of the other party, which consent shall not be unreasonably withheld, and provided further that the Borrowers shall not disclose such confidential information to any financial adviser, except with the consent of Agent, which will not be unreasonably withheld. Notwithstanding the foregoing, the parties hereto agree that the Parent, as a public company, may make such disclosure as is required by state and federal law, including, but not limited to, such filings as are required by the Securities and Exchange Commission.

        (b)    The Borrowers understand and agree that the Agent or the Lender Group may suffer irreparable harm if any Borrower or the Parent breaches its obligations under Section 6.06(a) and that monetary damages shall be inadequate to compensate for such breach. Accordingly, the Borrowers and the Parent agree that, in the event of a breach by a Borrower or the Parent of Section 6.06(a), the Agent (or the applicable member of the Lender Group, as the case may be), in addition and not in limitation of its rights and remedies under law, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction to prevent or restrain any such breach.

        § 6.07.    Term and Termination; Early Termination Fee.    (a)    This Agreement shall have an initial term commencing on the Initial Funding Date and expiring on the Scheduled Maturity Date (the "Initial Term"). Thereafter, the term of this Agreement shall be automatically extended for annual successive terms (each a "Renewal Term") commencing on the last day of the Initial Term or a Renewal Term, as the case may be, and expiring on the date twelve (12) Months thereafter, unless the Agent or the Borrowers provides Written Notice not less than forty-five (45) days prior to the expiration of the Initial Term or a Renewal Term, as the case may be, that such Person does not intend to extend the term of this Agreement; provided, however, that if an Event of Default shall have occurred and be continuing at the end of the Initial Term or a Renewal Term, as the case may be, this Agreement will not automatically be extended without the prior written consent of the Agent. The Borrowers shall pay to the Agent on the first day of each Renewal Term a fee equal to 0.50% of the Revolving Commitment then in effect.

        (b)    The obligations of the Borrowers under this Agreement shall continue in full force and effect from the date hereof until the Maturity Date. Upon the payment in full of all Lender Debt, the Lenders shall take all actions and deliver all assignments, certificates, releases, notices and other documents, at the Borrower's expense, as the Authorize Representative may reasonably request to effect such termination.

        (c)    The Borrowers may terminate this Agreement at any time prior to the Maturity Date upon lapse of not less than 45 days' prior Written Notice (which shall be irrevocable) to the Agent of the Borrowers' intention to make payment in full, and the payment in full by the Borrowers of all Lender Debt, including all applicable fees, charges, premiums and costs, all as provided hereunder, and in such occurrence, the commitment hereunder shall be deemed to be terminated.

        (d)    If the Revolving Commitment is terminated or the Revolving Loan becomes due and payable prior to the scheduled end of the Initial Term or Renewal Term (including by reason of an Event of Default) the Borrowers shall pay to the Agent the Early Termination Fee.

        (e)    The termination of this Agreement shall not affect any rights of the Agent and the Lenders or any obligations of the Borrowers arising on or prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Lender Debt incurred on or prior to such termination has been paid and performed in full.

        (f)    Upon the giving of notice of an Event of Default under this Agreement, all Lender Debt shall be due and payable on the date of the Event of Default specified in such notice. Upon the (i) the termination of all commitments and obligations of the Agent and the Lenders, and (ii) the indefeasible payment in full of all Lender Debt, the Lenders shall, at the Borrower's request and sole cost and expense, execute and deliver to the Borrower Representative such documents as the Borrower Representative shall reasonably request to evidence such termination.

        (g)    The Liens and rights granted to the Agent hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Lender Debt has been indefeasibly paid in full in cash.

        (h)    All indemnities representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof unless otherwise provided.

        (i)    Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Lender Debt, any Lender is for any reason compelled to surrender such payment to any Person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force (except that the Commitment of the Lenders shall have been terminated), and the Borrowers shall be liable to, and shall indemnify and hold the Lenders harmless for the amount of such payment surrendered until the Lenders shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' or the Agent's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

        § 6.08.    No Liability of Lenders.    (a)    Neither this Agreement nor any document executed in connection herewith shall constitute an assumption by the Lenders of any obligation of the Borrowers to any Obligor.

        (b)    Notwithstanding any other provision herein, no recourse under any obligation, covenant, agreement or instrument of any Lender contained herein or with respect hereto shall be had against any Related Person whether arising by breach of contract, or otherwise at law or in equity (including any claim in tort), whether express or implied, it being understood that the agreements and other obligations of the Lenders herein and with respect hereto are solely its corporate obligations; provided, however, nothing herein above shall operate as a release of any liability which may arise as a result of such Related Person's gross negligence or willful misconduct. The provisions of this Section 6.08 shall survive the termination of this Agreement.

        § 6.09.    Joint and Several Liability; Designation and Appointment of Borrower Representative.    (a)    Each Borrower agrees that each reference to "the Borrower" in this Agreement shall be deemed to refer to each such Borrower, jointly and severally with the other Borrowers. Each Borrower (i) shall be jointly and severally liable for the obligations, duties and covenants of each other such Borrower under this Agreement and the acts and omissions of each other such Borrower including, without limitation, under Article VI hereof, and (ii) jointly and severally makes each representation and warranty for itself and each other such Borrower under this Agreement. Notwithstanding the foregoing, if, in any action to enforce the Lender Debt against any Borrower or any proceeding to allow or adjudicate a claim hereunder, a court of competent jurisdiction determined that enforcement of the joint and several obligations of all of the Borrowers against such Borrower for the full amount of the Lender Debt is not lawful under, or would be subject to avoidance under, Section 548 of the United States Bankruptcy Code or any applicable provision of state law, the liability of such Borrower hereunder shall be limited to the maximum amount lawful and not subject to avoidance under such law.

        (b)    Each Borrower hereby irrevocably designates and appoints ATC Staffing Services, Inc. as the "Borrower Representative" under this Agreement to deliver and receive all notices and Written Notices on behalf of such Borrower and to receive on behalf of such Borrower and distribute all distributions of the Borrowers in accordance with the respective interests of the Borrowers. Each Borrower hereby unconditionally releases the Agent, the Lenders, the Program Manager and any member of the Lender Group with respect to any claims, obligations or duties that such Persons may otherwise have been deemed to possess absent the designation and appointment contained in this Section 6.09(b).

        § 6.10.    The Agent.    (a)    Appointment and Management.    Each Lender hereby appoints HFG Healthco-4 LLC as the Agent for all purposes hereunder, including with respect to rights and remedies set forth in Article IV, the Lien in the Collateral set forth in Article V, and the receipt and delivery on behalf of all Lenders all Written Notices hereunder. Each Lender hereby acknowledges and agrees that until payment in full of all Lender Debt (other than any amounts owing to HFG in its capacity as a Lender), HF-4 shall have the exclusive right, without consultation with or consent of HFG, to manage, perform and enforce the terms of this Agreement and the related Documents and to exercise all privileges and rights exercisable or enforceable by it thereunder, according to HF-4's exercise of its normal business judgment.

        (b)    Exclusive Source of Payment.    HFG acknowledges and agrees the sole source of payments relating to the Lender Debt are the payments made pursuant to the terms of, or legal rights and remedies accrued under this Agreement and the related Documents. HFG further agrees that (i) the

Agent shall not be required to segregate from its own funds payments that may be allocable to HFG hereunder, and (ii) the Agent shall not be required to maintain separate, internal records with respect to HFG's interest in the Term Loan.

        (c)    Limitation on Liability.    HFG AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE AGENT SHALL NOT BE LIABLE TO HFG UNDER ANY CIRCUMSTANCES FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE AGENT HEREUNDER, UNDER THE RELATED DOCUMENTS OR IN CONNECTION HEREWITH.

        (d)    Duty of Care.    HFG understands and acknowledges that its interest in the Term Loan and the Lender Debt is a subordinated, junior, last-out interest. Except as provided hereunder and the related Documents, HFG agrees that the Agent shall not be responsible for the performance or observance by the Borrowers (and their respective Affiliates) of any of the terms, covenants or conditions of this Agreement and the related Documents. HFG specifically acknowledges that the Agent has not made any warranty or representation to HFG nor shall the Agent be responsible for (i) the due execution, legality, accuracy, authenticity, genuineness, sufficiency, completeness, validity, enforceability or collectibility of this Agreement and the related Documents (including, without limitation, any warranty or representation of the Borrowers or the Parent contained therein); (ii) the solvency, financial condition, creditworthiness or future financial condition of the Borrowers or the Parent; (iii) the performance of or compliance with any of the terms or provisions of any of this Agreement and the related Documents; (iv) inspecting any of the property, books or records of the Borrowers or the Parent; or (v) the validity, enforceability, perfection, priority, condition, value or sufficiency of any Lien under this Agreement and the related Documents.

        (e)    Restrictions on Future Modifications.    The Agent may, without the prior written consent of HFG, modify, amend or restate this Agreement or any other Document without the prior consent or consultation of HFG in any manner, except that the defined terms "HFG","HFG Term Commitment Amount" and "Term Loan Commitment Period" may not be amended or modified without the prior written consent of HFG.

        § 6.11.    Entire Agreement; Severability.    (a)    This Agreement, including all exhibits and schedules hereto and the documents referred to herein, embody the entire agreement and understanding of the parties concerning the subject matter contained herein. This Agreement supersedes any and all prior agreements and understandings between the parties, whether written or oral.

        (b)    If any provision of this Agreement shall be declared invalid or unenforceable, the parties hereto agree that the remaining provisions of this Agreement shall continue in full force and effect.

        § 6.12.    GOVERNING LAW.    THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER, OR REMEDIES RELATED THERETO, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        § 6.13.    WAIVER OF JURY TRIAL, JURISDICTION AND VENUE.    EACH OF THE PARTIES HERETO HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER RELATED TO THIS AGREEMENT, AND HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK CITY, NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. IN ANY SUCH LITIGATION, EACH OF THE PARTIES HERETO WAIVES

PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE PARTIES HERETO AT THEIR ADDRESSES SET FORTH ON THE SIGNATURE PAGE HEREOF. THE PARTIES HERETO SHALL APPEAR IN ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER PROCESS WITHIN THE TIME PRESCRIBED BY LAW, FAILING WHICH THE PARTY FAILING TO SO APPEAR SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY THE OTHER PARTY FOR THE AMOUNT OF THE CLAIM AND OTHER RELIEF REQUESTED THEREIN.

        § 6.14.    Execution in Counterparts.    This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

        § 6.15.    No Proceedings.    The Borrowers and the Parent hereby agree that it will not institute against any Lender any proceeding of the type referred to in clause (f) of Exhibit V so long as any senior indebtedness issued by such Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such senior indebtedness shall have been outstanding.

[Remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have caused this Amended and Restated Loan and Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ATC FUNDING, LLC as a Borrower		HFG HEALTHCO-4 LLC, as a Lender and as Agent By: HFG Healthco-4, Inc.
By:		By:
	Name: Title:		Name: Title:
ATC HEALTHCARE SERVICES, INC., as a Borrower and as Primary Servicer		HEALTHCARE FINANCE GROUP, INC., as a Lender and as Program Manager
By:		By:
	Name: Title:		Name: Title:
ATC STAFFING SERVICES, INC., as a Borrower
By:
Name: Title:
APPLIED MANAGEMENT SOLUTIONS, INC., as a Borrower
By:
Name: Title:
ATC HEALTHCARE, INC., as the Parent
By:
Name: Title:

EXHIBIT I.

DEFINITIONS

        As used in the Agreement (including its Exhibits and Schedules), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Accounts" means all accounts, chattel paper, instruments, general intangibles and goodwill, whether now existing or hereafter arising, including, all Receivables and all proceeds of the foregoing.

        "Accrued Amounts" means, as at any date, the aggregate amount of accrued (on a daily basis) but unpaid (that are or will be due and payable on or prior to the next Interest Payment Date) (a) interest, (b) Non-Utilization Fees, and (c) Monthly Amortization Amount.

        "Advance" means a Revolving Advance or Term Advance, and "Advances" means the Revolving Advances and Term Advances, collectively.

        "Accounts Receivable Turnover Parent" means, at any date, for the 12-Month period then ending, the quotient obtained by dividing (i) aggregate gross revenue of the Parent and its Subsidiaries on a consolidated basis for such period by (ii) aggregate Receivables of the Parent and its Subsidiaries on a consolidated basis of such date.

        "Accounts Receivable Turnover Borrowers" means, at any date, for the 12-Month period then ending, the quotient obtained by dividing (i) aggregate gross revenue of ATC Healthcare and its Subsidiaries on a consolidated basis for such period by(ii) aggregate Receivables of ATC Healthcare and its Subsidiaries on a consolidated basis as of such date.

        "Additional Collateral" means (including, without limitation, the items listed on any separate schedule(s) at any time or from time to time furnished by any Borrower to the Agent and made part of this Agreement and all accessions to the Additional Collateral, substitutions and replacements thereof (unless the description of Additional Collateral expressly excludes after-acquired Additional Collateral), now owned or existing and hereafter acquired, created or arising, and all products and proceeds thereof (including, without limitation, claims of any Borrower against third parties for loss or damage to or destruction of any Additional Collateral)) all assets of each Borrower, including (a) all general intangibles, contract rights, licenses and franchise rights, (b) all of each Borrower's right, title and interest in and to all equipment in all of its forms, wherever located, now or hereafter existing, including, but not limited to, all fixtures and all parts thereof and all accessions thereto (any and all such equipment, fixtures, parts and accessions being the "Equipment"); (c) all inventory in all of its forms, wherever located, now or hereafter existing, including, but not limited to, (i) all raw materials, work in process, semi-finished products and finished products, intended for sale or lease or to be furnished under contracts of service in the ordinary course of business, of every kind and description; (ii) goods in which such Borrower has an interest en masse or a joint or other interest or right of any kind (including, without limitation, goods in which such Borrower has an interest or right as consignee), and (iii) goods which are returned to or repossessed by such Borrower, and all accessions thereto and products thereof and documents (including, without limitation, all warehouse receipts, negotiable documents, bills of lading and other title documents) therefor (any and all such inventory, accessions, products and documents being the "Inventory"); (d) all present and future securities, security entitlements and securities accounts (collectively, "Investment Property"); (e) all deposits and all other goods and personal property (including, without limitation, patents, patent applications, trade names and trademarks and Federal, state and local tax refund claims of all kinds), whether tangible or intangible, or whether now owned or hereafter acquired and wherever located; (f) all proceeds of every kind and nature, including proceeds of proceeds, of any and all of the foregoing Additional Collateral (including, without limitation, proceeds which constitute property of the types described in clauses

(a) through (f) of this paragraph) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Additional Collateral and (ii) money and cash; and all books, records and other property relating to or referring to any of the foregoing Additional Collateral, including all books, records, ledger cards, data processing records, computer software and other property and general intangibles at any time used or useful in connection with, evidencing, embodying, referring to, or relating to, any of the foregoing Additional Collateral.

        "Additional Reporting Event" means the formation by the Parent of any Subsidiary other than ATC Healthcare and its Subsidiaries.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Agent" has the meaning set forth in the preamble hereto.

        "Agreement" has the meaning set forth in the preamble hereto.

        "AMS" has the meaning set forth in the preamble hereto.

        "Applicable Margin" means (i) with respect to the Revolving Loan, (x) 3.65%, at any time that the Revolving Commitment exceeds $35,000,000 and the Consolidated Debt Service Coverage Ratio Borrowers and Consolidated Debt Service Coverage Ratio Parent exceed 1.2:1, or (y) 3.95% at all other times, and (ii) with respect to the Term Loan, 6.37%.

        "Asset Purchase Agreement" means that certain Asset Purchase Agreement, dated as of January 1, 2002, with DSS Staffing Corp., a New York corporation, the shareholders of DSS listed on the signature page thereto, Direct Staffing, Inc., a New York corporation, and the shareholders of DSI listed on the signature page thereto, as such agreement may be amended, modified or supplemented with the consent of the Program Manager.

        "ATC Funding" has the meaning set forth in the preamble hereto.

        "ATC Healthcare" has the meaning set forth in the preamble hereto.

        "ATC Staffing" has the meaning set forth in the preamble hereto.

        "Borrower" and "Borrowers" have the meaning set forth in the preamble hereto.

        "Borrower Account" means account number 777-522683 of the Borrower Representative at JPMorgan Chase Bank, ABA number 021000021, or such other bank account designated by the Borrower Representative by Written Notice to the Agent and the Program Manager from time to time, as the account for receipt of proceeds on behalf of the Borrowers.

        "Borrower Representative" means ATC Staffing and any Person designated from time to time, as appropriate, in a Written Notice by the Borrowers to the Program Manager and the Agent to succeed ATC Staffing for the purposes set forth in Section 6.09 hereto.

        "Borrowing Base" means, as of any time, an amount equal to (i) 85% of the Expected Net Value of Eligible Receivables as of such time (without duplication of Unbilled Receivables) in each case and at all times as determined by reference to and as set forth in the most recent Borrowing Base Certificate delivered to the Agent by the Borrower as of such time minus (ii) the sum of (x) Accrued Amounts and unpaid expenses under Sections 1.05 and 6.05 plus (y) the Reserves, in each case as of such time.

        "Borrowing Base Certificate" means a certificate (which may be sent by Transmission) signed by the Borrower and the Primary Servicer, substantially in the form set forth in Exhibit VII hereto, which shall (i) if the Borrower is requesting a Revolving Advance, specify the proposed Funding Date and amount of such Advance and (ii) provide the most recently available information (including updated information as of the close of business on the day immediately prior to the day such Borrowing Base Certificate is delivered) with respect to the Eligible Receivables of the Borrower (segregated by the classes set forth in the definition of "Net Value Factor") that is set forth in the general trial balance of the Borrowers, in form and substance satisfactory to the Agent and the Program Manager.

        "Borrowing Base Deficiency" means, as of any date, the sum of (i) the positive difference, if any, between (x) the Revolving Loan minus (y) the Borrowing Base indicated on the most recent Borrowing Base Certificate, plus (ii) amounts payable by the Borrower pursuant to Section 1.08(b) hereof.

        "Borrowing Limit" has the meaning set forth in Section 1.02(a).

        "Business Day" means any day on which banks are not authorized or required to close in New York City, New York.

        "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures (including, without limitation, obligations created under Capital Leases in the year in which created but excluding payments made thereon) of any Person in respect of the purchase or other acquisition of fixed or capital assets.

        "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee, the obligations of which are required, in accordance with GAAP, to be capitalized on the balance sheet of that Person.

        "Capitalized Lease Obligation" means an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Change of Control" means (a) the sale, lease or transfer of all or substantially all of the assets of the Parent or any Borrower to any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) the Parent or any Borrower; (c) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of a direct or indirect majority interest (more than 25%) of the voting stock of the Parent or any Borrower by way of merger or consolidation or otherwise; or (d) the failure of the Parent to own, directly or indirectly, 100% of the equity interests of each Borrower; provided, that so long as (i) no Default or Event of Default is continuing or would be continuing following the consummation of such transaction, and (ii) immediately following the consummation of such transaction no Receivables of AMS are included in the Borrowing Base hereunder, the sale of substantially all of the assets or stock of AMS shall not constitute a Change of Control hereunder.

        "Claims" has the meaning set forth in Section 1.16(b).

        "Collateral" has the meaning set forth in Section 5.01(a).

        "Collections" means all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Receivables deposited in or transferred to the Concentration Account, including, without limitation, all cash proceeds thereof.

        "Commitment" means, the commitment of the Lenders to make Revolving Advances and Term Advances, collectively.

        "Concentration Account" means account number 205779 at the Bank of New York ABA # 021000018.

        "Concentration Account Agreement" means that certain Concentration Account Agreement, dated the date hereof, among the Borrowers, the Agent, and the Concentration Account Bank, in substantially the form attached hereto as Exhibit VIII-B, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

        "Concentration Account Bank" means Bank of New York.

        "Consolidated Current Assets Borrowers" means, at any date of determination, the aggregate amount of all assets of ATC Healthcare and its Subsidiaries on a consolidated basis that would be classified as current assets at such date, computed and calculated in accordance with GAAP.

        "Consolidated Current Assets Parent" means, at any date of determination, the aggregate amount of all assets of the Parent and its Subsidiaries on a consolidated basis that would be classified as current assets at such date, computed and calculated in accordance with GAAP.

        "Consolidated Current Liabilities Borrowers" means, at any date of determination, the aggregate amount of all liabilities of ATC Healthcare and its Subsidiaries on a consolidated basis that would be classified as current liabilities at such date, computed and calculated in accordance with GAAP.

        "Consolidated Current Liabilities Parent" means, at any date of determination, the aggregate amount of all liabilities of the Parent and its Subsidiaries on a consolidated basis that would be classified as current liabilities at such date, computed and calculated in accordance with GAAP.

        "Consolidated Debt Service Coverage Ratio Borrowers" means, for ATC Healthcare and its Subsidiaries on a consolidated basis, at the end of each fiscal quarter of the Borrowers, for the four fiscal quarter period then ended, the quotient obtained by dividing (i) Consolidated EBITDA Providers for such period by (ii) the sum of (w) Consolidated Interest Expense Providers for such period (but considering in such calculation only interest that is then due and payable), (x) the amount of Capital Expenditures for such period not funded by Debt, (y) taxes payable during such period (but considering in such calculation only taxes that are then due and payable), and (z) the current portion of long term debt and Capital Leases of ATC Healthcare and its Subsidiaries on a consolidated basis, as of such date of determination; provided, that to the extent that the Parent or a Borrower has entered into a M&A Transaction financed by Debt included in the calculation of Consolidated Debt Service Coverage Ratio Borrowers, then, subject to provision of applicable financial data and documentation demonstrating the accuracy and validity of such results (that is acceptable in the Program Manager's discretion), the calculation of Consolidated Debt Service Coverage Ratio Borrowers may include the pro forma results of such M&A Transaction as if such M&A Transaction had been consummated at the beginning of the period for which the Consolidated Debt Service Coverage Ratio Borrowers is being calculated.

        "Consolidated Debt Service Coverage Ratio Parent" means, for the Parent and its Subsidiaries on a consolidated basis, at the end of each fiscal quarter of the Parent, for the four fiscal quarter period then ended, the quotient obtained by dividing (i) Consolidated EBITDA Parent for such period by (ii) the sum of (w)  Consolidated Interest Expense Parent for such period (but considering in such calculation only interest that is then due and payable), (x) the amount of Capital Expenditures for such period not funded by Debt, (y) taxes payable during such period (but considering in such calculation only taxes that are then due and payable), and (z) the current portion of long term debt and Capital Leases as of such date of determination; provided, that to the extent that the Parent or a Borrower has entered into a M&A Transaction financed by Debt included in the calculation of Consolidated Debt Service Coverage Ratio Parent, then, subject to provision of applicable financial data and documentation demonstrating the accuracy and validity of such results (that is acceptable in the Program Manager's discretion), the calculation of Consolidated Debt Service Coverage Ratio Parent

may include the pro forma results of such M&A Transaction as if such M&A Transaction had been consummated at the beginning of the period for which the Consolidated Debt Service Coverage Ratio Parent is being calculated; provided, that to the extent that the Parent or a Borrower has entered into a M&A Transaction financed by Debt included in the calculation of Consolidated Debt Service Coverage Ratio Borrowers, then, subject to provision of applicable financial data and documentation demonstrating the accuracy and validity of such results (that is acceptable in the Program Manager's discretion), the calculation of Consolidated Debt Service Coverage Ratio Parent may include the pro forma results of such M&A Transaction as if such M&A Transaction had been consummated at the beginning of the period for which the Consolidated Debt Service Coverage Ratio Parent is being calculated.

        "Consolidated EBITDA Borrowers" means, for any period, the EBITDA of ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP.

        "Consolidated EBITDA Parent" means, for any period, the EBITDA of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Coverage Ratio Borrowers" means, at the end of each fiscal quarter of the Borrowers, for the four fiscal quarter period ending on such date, the quotient obtained by dividing (i) Consolidated EBITDA Borrowers for such period by(ii) Consolidated Interest Expense Borrowers for such period.

        "Consolidated Interest Coverage Ratio Parent" means, at the end of each fiscal quarter of the Parent, for the four fiscal quarter period ending on such date, the quotient obtained by dividing (i) Consolidated EBITDA Parent for such period by (ii) Consolidated Interest Expense Parent for such period.

        "Consolidated Interest Expense Borrowers" means, for any period, the Interest Expense of ATC Healthcare and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense Parent" means, for any period, the Interest Expense of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Worth Borrowers" means, at any date of determination, an amount equal to (a) the total unrestricted assets of ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP minus (b) the total liabilities of ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP

        "Consolidated Net Worth Parent" means, at any date of determination, an amount equal to (a) the total unrestricted assets of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP minus (b) the total liabilities of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

        "Consolidated Tangible Net Worth Borrowers" means with respect to ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP, at any date of determination, (i) the sum of capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP constitutes stockholder's equity, less (ii) treasury stock and any minority interest in subsidiaries, less (iii) the amount of any write-up subsequent to the Initial Funding Date in the value of any asset above the cost or depreciated cost thereof and less (iv) all intangible assets, including, without limitation, goodwill, which would be classified as such in accordance with GAAP; provided, to the extent that the Parent or a Borrower has entered in to a M&A Transaction during the period subject to such calculation, then such calculation shall be adjusted for intangibles (with the exception of net operating loss carryfowards) resulting from such M&A Transaction, in any event not to exceed either (x) $5,000,000 for any individual M&A

Transaction, or (y) the Debt incurred (including Lender Debt hereunder) in connection with the consummation of such M&A Transaction.

        "Consolidated Tangible Net Worth Parent" means with respect to the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, at any date of determination, (i) the sum of capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP constitutes stockholder's equity, less (ii) treasury stock and any minority interest in subsidiaries, less (iii) the amount of any write-up subsequent to the Initial Funding Date in the value of any asset above the cost or depreciated cost thereof and less (iv) all intangible assets, including, without limitation, goodwill, which would be classified as such in accordance with GAAP; provided, to the extent that the Parent or a Borrower has entered in to a M&A Transaction during the period subject to such calculation, then such calculation shall be adjusted for intangibles (with the exception of net operating loss carryfowards) resulting from such M&A Transaction, in any event not to exceed either (x) $5,000,000 for any individual M&A Transaction, or (y) the Debt incurred (including Lender Debt hereunder) in connection with the consummation of such M&A Transaction.

        "Consolidated Total Net Income Borrowers" means, for any period, the total net income of ATC Healthcare and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Total Net Income Parent" means, for any period, the total net income of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Working Capital Borrowers" means at any date of determination, an amount equal to Consolidated Current Assets Borrowers minus Consolidated Current Liabilities Borrowers.

        "Consolidated Working Capital Parent" means at any date of determination, an amount equal to Consolidated Current Assets Parent minus Consolidated Current Liabilities Parent.

        "Credit and Collection Policy" means those receivables credit and collection policies and practices of the Borrowers in effect on the date of the Agreement and set forth in Schedule II hereto, as modified from time to time with the consent of the Agent.

        "Debt" means as to any Person (without duplication): (i) all obligations of such party for borrowed money, (ii) all obligations of such party evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such party to pay the deferred purchase price of property or services (other than trade payables in the ordinary course of business), (iv) all Capital Leases of such party, (v) all Debt of others directly or indirectly Guaranteed (which term shall not include endorsements in the ordinary course of business) by such party, (vi) all obligations secured by a Lien existing on property owned by such party, whether or not the obligations secured thereby have been assumed by such party or are non-recourse to the credit of such party (but only to the extent of the value of such property), (vii) all reimbursement obligations of such party (whether contingent or otherwise) in respect of letters of credit, bankers' acceptance and similar instruments and (viii) all obligations of such Party under this Agreement.

        "Default" means an event, act or condition which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

        "Defaulted Receivable" means a Receivable (i) which is not a Priority DIP Receivable and as to which the Obligor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in paragraph (f) of Exhibit V, or (ii) which, consistent with the Credit and Collection Policy, would be written off the applicable Borrower's books as uncollectible.

        "Delinquency Ratio" means, as of the last Business Day of each Month, a percentage equal to:

DLR
ENV

        where:

DLR=	The Expected Net Value of all Receivables which became Delinquent Receivables in the Month prior to the date of calculation.
ENV=	The Expected Net Value of all Receivables which were purchased in the Month immediately prior to the date of calculation.

        "Delinquent Receivable" means a Receivable (a) that has not been paid in full on or following the 180th day following the date of original invoicing thereof, or (b) that is a Denied Receivable.

        "Denied Receivable" means any Receivable as to which any related representations or warranties have been discovered at any time to have been breached.

        "Depositary Agreement" means those certain depositary account agreements, among the Agent and a Lockbox Bank, in substantially the form attached hereto as Exhibit VIII-A, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

        "Designated Amount" means an amount equal to (i) 100% of the maximum drawable amount of all Direct Deposit L/C's from time to time, plus (ii) 60% of the maximum drawable amount of the Workers' Comp L/C's from time to time, plus (iii) amounts, if any, that are due and payable by the Parent or a Borrower with respect to any permitted uses of the Term Loan in the first 12 months following such event, and (without duplication) with respect to all permitted uses of the Term Loan in the next 6 months.

        "Direct Deposit L/C's" means those Letters of Credit designated by the Borrower Representative in its Written Notice pursuant to Section 1.13(e) as Letters of Credit being opened in connection with the Borrowers' direct deposit payroll processing systems.

        "Distribution" means any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any capital interest in the Borrowers, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital interests in the Borrower or any warrants, rights or options to acquire any such interests, now or hereafter outstanding.

        "Documents" means this Agreement, the Depositary Agreement, the Pledge Agreement, each agreement now existing or hereafter created providing collateral security for the payment or performance of the Borrowers' obligations described in Article V or any Person's obligations under a Guaranty of such obligations of the Borrowers, each Borrowing Base Certificate, and each other document or instrument now or hereafter executed and delivered to the Agent or the Lenders by or on behalf of a Borrower pursuant to or in connection herewith or therewith.

        "Early Termination Fee" means, as of the termination of this Agreement, a fee in an amount equal to the product of (A) the Commitment at such time times (B) the percentage set forth below opposite the applicable period for effective date of such termination:

Effective date of decrease in Commitment	Fee percentage
The Initial Funding Date through 36 months prior to the Scheduled Maturity Date	3.0%
36 months prior to the Scheduled Maturity Date through 24 months prior to the Scheduled Maturity Date	1.5%
24 months prior to the Scheduled Maturity Date through 12 months prior to the Scheduled Maturity Date	1.0%
The Scheduled Maturity Date and thereafter	0.0%

        "EBITDA" means, for any Person during any period, the sum (determined without duplication on a consolidated basis) of (a) net income (or net loss) of such Person (calculated before extraordinary items) during such period plus (b) the Interest Expense of such Person during such period deducted in the determination of such net income (or net loss) plus (c) depreciation, amortization and other non-cash items of such Person during such period to the extent included in the determination of net income (or net loss) plus or minus (d) all taxes accrued by such Person during such period on or measured by income to the extent deducted or credited in determining such net income (or net loss) minus or plus (e) gains (or losses) from asset dispositions by such Person during outside of the normal course of business to the extent included in determining such net income (or net loss) plus (f) losses due to asset impairment minus (g) non-cash, non-recurring items to the extent included in determining such net income (or net loss).

        "Eligibility Criteria" means the criteria and basis for determining whether a Receivable shall be deemed by the Lender Group to qualify as an Eligible Receivable, all as set forth in Exhibit VI hereto, as such Eligibility Criteria may be modified from time to time by the Agent in its good faith discretion upon Written Notice to the Borrower based on material changes in actual collection performance of the Receivables.

        "Eligible Receivables" means Receivables that satisfy the Eligibility Criteria, as determined by the Lender Group.

        "Employee Benefit Plan" means any employee benefit plan within the meaning of § 3(3) of ERISA maintained by the Parent, the Borrowers, any of their respective ERISA Affiliates, or with respect to which any of them have any liability.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity which is under common control with the Borrower within the meaning of ERISA or which is treated as a single employer with the Borrower under the Internal Revenue Code of 1986, as amended.

        "Event of Default" means any of the events specified in Exhibit V hereto.

        "Excluded Claims" has the meaning set forth in Section 1.16(b).

        "Excluded Taxes" means taxes upon or determined by reference to any Lender's net income.

        "Expected Net Value" means, with respect to any Eligible Receivable, the gross unpaid amount of such Receivable on date of creation thereof, times the applicable Net Value Factor.

        "Funding Date" means, the Initial Funding Date and any Business Day on which an Advance is made at the Borrower's request in accordance with the provisions of this Agreement.

        "GAAP" means generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or the rules and regulations of the Securities and Exchange Commission and/or their respective successors and which are applicable in the circumstances as of the date in question.

        "Governmental Entity" means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "HF-4" has the meaning set forth in the preamble hereto.

        "HF-4 Term Commitment Amount" means, at any time as of the date of determination, an amount equal to 5% of the Expected Net Value of Eligible Receivables as of such time (without duplication of Unbilled Receivables) in each case and at all times as determined by reference to and as set forth in the most recent Borrowing Base Certificate delivered to the Lender by the Borrower as of such time.

        "HFG" has the meaning set forth in the preamble hereto.

        "HFG Term Commitment Amount" means (i) $5,000,000 minus (ii) the HF-4 Term Commitment Amount from time to time.

        "Indemnified Party" has the meaning set forth in Section 1.09(b).

        "Initial Funding Date" means November 7, 2002, being the date of the initial Revolving Advance in respect of Receivables hereunder.

        "Initial Term" has the meaning set forth in Section 6.07(a).

        "Interest Payment Date" means the first Business Day of each Month, commencing November 1, 2002.

        "Interest Expense" means, with respect to any Person for any period, the interest expense of such Person during such period as determined in accordance with GAAP.

        "Interest Period" means each one Month period (or shorter period ending on the Maturity Date); provided, that the initial Interest Period shall commence on the Initial Funding Date and shall end on November 30, 2002.

        "Investment Grade Rated Obligor" means an Obligor which as of the date of determination has a rating from Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. of not less than BBB- and from Moody's Investors Service, Inc. of not less than Baa.

        "Last Service Date" means, with respect to any Eligible Receivable the date set forth on the related invoice or statement as the most recent date on which medical personnel, services or goods were provided by a Borrower to the related Obligor.

        "L/C Issuer" has the meaning set forth in Section 1.13(a).

        "L/C Sublimit" means an amount established from time to time by mutual agreement of the Borrower Representative and the Agent, not less than $500,000, up to the lesser of (x) $3,000,000, and (y) 15% of the Outstanding Balance of the Revolving Loan, initially established by mutual agreement on the Initial Funding Date at $500,000.

        "Lender" and "Lenders" have the meaning set forth in the preamble hereto.

        "Lender Debt" means and includes any and all amounts due, whether now existing or hereafter arising, under the Agreement, including, without limitation, any and all principal, interest, penalties, fees, charges, Letter of Credit Obligations, premiums, indemnities and costs owed or owing to the Agent, any Lender, the Program Manager or the Master Servicer by the Borrowers, the Parent, or any Affiliate of a Borrower or the Parent, arising under or in connection with this Agreement, the Documents, in each instance, whether absolute or contingent, direct or indirect, secured or unsecured, due or not, arising by operation of law or otherwise, and all interest and other charges thereon, including, without limitation, post-petition interest whether or not such interest is an allowable claim in a bankruptcy.

        "Lender Group" means (i) each Lender, the Agent, the Program Manager and the Master Servicer, and (ii) the Agent's agents and delegates identified from time to time to effectuate this Agreement.

        "Lender Lockboxes" means those lockboxes located at the addresses set forth on Schedule IV to receive checks with respect to Receivables.

        "Lender Lockbox Accounts" means those accounts at the Lockbox Banks as set forth on Schedule IV as associated with the corresponding Lender Lockboxes and established by the Borrowers in the name of and for the benefit for the Lenders to deposit collections, including collections received in the Lender Lockboxes and collections received by wire transfer directly from Obligors, all as more fully set forth in the applicable Depositary Agreement.

        "Letter of Credit Fee" has the meaning set forth in Section 1.13(d).

        "Letter of Credit Obligations" shall mean all outstanding obligations incurred by the Agent and the Lenders at the request of Authorized Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by HFG or any other Person in the Lender Group with respect to any Letter of Credit, including, without limitation, reimbursement obligations of the drawable amount with respect thereto. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by the Agent, the Program Manager or any Lender thereupon or pursuant thereto.

        "Letters of Credit" shall mean commercial or standby letters of credit issued for the account of any Borrower by any L/C Issuer for which the Agent, the Program Manager or any Lender has incurred Letter of Credit Obligations.

        "LIBOR" means the rate established by the Program Manager two Business Days prior to the first day of each Interest Period based on an annualized 30-day interest rate (calculated on the basis of actual days elapsed over a 360-day year) equal to the offered rate that appears on page 3750 of the Telerate Service for U.S. dollar deposits of amounts and in funds comparable to the principal amount of the Revolving Loan or Term Loan, as applicable.

        "Lien" means any lien, mortgage, security interest, tax lien, pledge, hypothecation, assignment, preference, priority, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever by or with any Person (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

        "Lockbox" means a lockbox set forth on Schedule IV hereto to receive checks with respect to Receivables payable by Obligors.

        "Loan" means the Revolving Loan or Term Loan, and "Loans" means, the Revolving Loan and the Term Loan, collectively.

        "Lockbox Bank" means each lockbox bank under a Depositary Agreement.

        "Lockbox Account" means a lockbox account set forth on Schedule IV hereto associated with a Lockbox established by the Borrowers, in the name of and for the benefit of the Agent, to deposit Collections from Obligors, including Collections received in related Lockbox and Collections received by wire transfer directly from Obligors, all as more fully set forth in the relevant Depositary Agreement.

        "Loss-to-Liquidation Ratio" means, as of the last Business Day of each Month, a percentage equal to:

DFR
C

where:

DFR	=	The Expected Net Value of all Eligible Receivables which became Defaulted Receivables in the Month immediately prior to the date of calculation.
C	=	Collections on such Eligible Receivables in the Month immediately prior to the date of calculation.

        "M&A Transaction" means any transaction involving the Parent or Borrower entering into a transaction with another Person in which the Parent, the Borrower or such Person would merge with or into or consolidate with or into, another Person, or the Parent, the Borrower or such Person would sell, convey, transfer, lease, assign or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) with the Parent, the Borrower or such Person.

        "Master Servicer" means the Program Manager and any other Person then identified by the Agent to the Borrower Representative as being authorized to administer and service Receivables.

        "Material Adverse Effect" means any event, condition, change or effect that (a) has a materially adverse effect on the business, Properties, capitalization, liabilities, operations, prospects or financial condition of (i) the Borrowers (in the aggregate) or (ii) any Borrower, (b) materially impairs the ability of the Borrowers to perform its obligations under this Agreement or any other Document, (c) materially impairs the ability of the Borrowers (in the aggregate) or any Borrower to perform their respective obligations under this Agreement or any other Document, or (d) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Agent and the Lenders under this Agreement or under any other Document.

        "Maturity Date" means the earliest of (a) the date on which this Agreement terminates in accordance with the provisions of Section 6.07(a), (b) the occurrence of an Event of Default pursuant to clause (f) of Exhibit V and (c) the date on which the Agent declares the Maturity Date to have occurred upon an Event of Default in a Written Notice to the Borrower Representative.

        "Maximum Permissible Rate" has the meaning set forth in Section 1.18(a).

        "Misdirected Payment" means any form of payment in respect of a Receivable made by an Obligor in a manner other than as provided in the Notice to Obligor sent to such Obligor.

        "Month" means a calendar month.

        "Monthly Amortization Amount" has the meaning set forth in Section 1.10 hereto.

        "Multiemployer Plan" means a plan, within the meaning of § 3(37) of ERISA, as to which the Parent, Primary Servicer, any Borrower or any ERISA Affiliate contributed or was required to contribute within the preceding five years.

        "Net Value Factor" means, initially, the percentages set forth on line VII of Exhibit VII attached hereto, as such percentages may be adjusted, upwards or downwards with notice (which may be telephonic) to the Borrowers, in the good faith discretion of the Agent but in consultation with the Borrower and the Primary Servicer. In adjusting the Net Value Factor, the Agent shall consider, among other factors, the final Collections received within 180 days of the Last Service Date of Receivables which arose during the one-Month, three-Month and six-Month periods, ended at the end of the sixth preceding Month (without regard to the factors set forth in the definition of "Defaulted Receivables").

        "Non-Utilization Fee" has the meaning set forth in Section 1.05(c).

        "Notice to Obligor" means a notice letter on the relevant Borrower's corporate letterhead in substantially the form attached hereto as Exhibit VII.

        "Obligor" means any Person, who is responsible for the payment of all or any portion of a Receivable.

        "Original Agreement" has the meaning set forth in the preamble hereto.

        "Other Corporations" means the Borrowers and each of their direct and indirect parents or subsidiaries other than the Borrowers.

        "Other Taxes" has the meaning set forth in Section 1.15(b).

        "Outstanding Balance" means, as of any date of determination, the aggregate outstanding principal balance of all Revolving Loans (plus interest that is due and payable on the Revolving Loans that remains unpaid beyond the Interest Payment Date), provided, that any Collections utilized to reduce the principal amount of the Revolving Loan shall reduce the "Outstanding Balance" hereunder only following a three Business Day clearance period applied thereto.

        "Parent" means ATC Healthcare, Inc., a Delaware corporation.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

        "Permitted Liens" means (i) those Liens on Additional Collateral existing as of the date hereof and set forth on Schedule III hereto and (ii) Liens arising after the date hereof securing the purchase money Debt and Capitalized Lease Obligations of the Parent or any Borrower, in an aggregate amount not to exceed $2,000,000 for the Parent and the Borrowers taken as a whole at any time, provided that no such Lien described in this clause (ii), shall apply to any other property of the Parent or any Borrower.

        "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

        "Pledge Agreement" means that certain Pledge Agreement, dated the date hereof, made by Parent and ATC Healthcare in favor of the Agent for the benefit of the Lenders, in substantially the form attached hereto as Exhibit X, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

        "Primary Servicer" means (i) ATC Healthcare, or any other Person identified by the Borrower Representative to the Agent that is capable (in the reasonable judgment of the Agent) to perform the Primary Servicing Responsibilities, and (iii) following an Event of Default, any Person appointed by the Agent pursuant to its rights under Article IV hereto.

        "Primary Servicer Responsibilities" has the meaning set forth in Section 3.04(b) hereto.

        "Priority DIP Receivable" means a Receivable:

  (i)
  the Obligor of which is the subject of a federal bankruptcy case; and

  (ii)
  the indebtedness of which constitutes a priority under 11 U.S.C. § 507(a)(1).

        "Program Manager" means (i) Healthcare Finance Group, Inc. or (ii) any other Person then identified by the Agent to the Borrower Representative as being authorized to provide administrative services with respect to the Lenders and the Lenders' finance, funding and collection of receivables.

        "Property" means property of all kinds, movable, immovable, corporeal, incorporeal, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the date of this Agreement.

        "Receivable Information" means the information listed on Exhibit XI hereto (together with any other information relating to the Receivables provided by the Borrower Representative to the Agent from time to time) as such Exhibit may be modified by the Agent in consultation with the Borrower Representative from time to time.

        "Receivables" means all accounts (including health-care insurance receivables), general intangibles and all other obligations for the payment of money, in each case, owing (or in the case of Unbilled Receivables, to be owing) by an Obligor to a Borrower and arising out of the rendition of professional services, or the sale of products by a Borrower in the ordinary course of its business, including all rights to reimbursement under any agreements with and payments from Obligors or other Persons, together with, to the maximum extent permitted by law, all accounts and general intangibles related thereto, all rights, remedies, guaranties, security interests and Liens in respect of the foregoing, all books, records and other Property evidencing or related to the foregoing, and all proceeds of any of the foregoing.

        "Related Person" means any incorporator, stockholder, Affiliate (other than the Program Manager), agent, attorney, officer, director, member, manager, employee or partner of the Lenders or its members or its stockholders.

        "Renewal Term" has the meaning set forth in Section 6.07(a).

        "Reserve" means, as of any date, an amount equal to the sum of (i) the aggregate of any accrued, unpaid and past due, federally or state mandated payment obligations owing by the Parent or any Borrower and (ii) the aggregate amount of any fees owed by ATC Healthcare to its franchisees who have not executed, within 30 days of the Initial Funding Date, a letter confirming ATC Healthcare's ownership of the Receivables.

        "Responsible Officer" of any Person, mean the president, chief executive officer, chief operating officer, chief financial officer or controller of such Person.

        "Revolving Advance" has the meaning set forth in Section 1.01(a).

        "Revolving Commitment" has the meaning set forth in Section 1.02(a).

        "Revolving Loan" has the meaning set forth in Section 1.01(a).

        "Scheduled Maturity Date" means November 7, 2005.

        "Servicer Termination Event" means any of the events specified in Exhibit XIII hereto.

        "Subordination Agreement" means that certain Subordination Agreement, dated as of January 1, 2002, among Healthco-4, DSS Staffing Corp., a New York corporation, Direct Staffing, Inc., a New York corporation, and acknowleded, consented and agreed to by the Parent, the Providers and the Purchaser, pursuant to which payments under the Subordinated Notes are limited, as set forth therein, and attached hereto as Exhibit XVI.

        "Subordinated Notes" means those certain Subordinated Notes, dated January 1, 2002 and issued by ATC Staffing in favor of the initial holders thereunder, and attached hereto as Exhibit XVII.

        "Subsidiary" means, with respect to the Parent and each Borrower, any corporation or entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent or such Borrower.

        "Term Advance" has the meaning set forth in Section 1.07(a) hereto.

        "Term Commitment Amounts" means the HF-4 Term Commitment Amount and HFG Term Commitment Amount.

        "Term Loan" has the meaning set forth in Section 1.07(a) hereto.

        "Term Loan Commitment Period" means the period commencing on the Initial Funding Date until the earlier to occur of (i) November 7, 2005, and (ii) the Maturity Date.

        "Term Loan Limit" has the meaning set forth in Section 1.08(a) hereto.

        "Transaction Criteria" means a M&A Transaction that (i) is accretive to earnings of the Borrowers, based on the performance of the acquired entity or acquired assets, as applicable, as indicated on such entity's financial statements for the prior 12 month period, (ii) involves the same business as the primary business of the Borrowers, (iii) will not impair or adversely impact the capacity of the Borrowers to comply with the covenants and obligations set forth in this Agreement, and (iv) is either an asset acquisition or a transaction that otherwise does not result in the Borrowers or the Parent to assume or accrue additional liabilities, whether current or contingent.

        "Transmission" means, upon establishment of computer interface between the Borrowers and the Master Servicer in accordance with the specifications established by the Master Servicer, the transmission of Receivable Information through computer interface to the Master Servicer in a manner satisfactory to the Master Servicer.

        "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

        "Unbilled Receivable" means a Receivable in respect of which the goods have been shipped, or the services rendered, to the relevant Obligor, and rights to payment therefor have accrued, but the invoice has not been rendered to the applicable Obligor.

        "Weekly Report" the means that report of the Borrowers delivered to the Agent weekly pursuant to clause (j)(i) of Exhibit IV with respect to new Receivables generated by the Borrowers during the week ended the second Saturday prior to such Business Day.

        "Workers' Comp L/C's" means those Letters of Credit designated by the Borrower Representative in its Written Notice pursuant to Section 1.13(e) as Letters of Credit being opened in connection with the Borrowers' workers' compensation insurance obligations.

        "Written Notice" and "in writing" means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

        Other Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II.

CONDITIONS OF ADVANCES

        1.    Conditions Precedent on Initial Funding Date.    The making of Advances on the Initial Funding Date is subject to the conditions precedent that the Agent shall have received on or before the Initial Funding Date the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

          (a)    For the Parent and each Borrower, certified copies of the charter and by-laws of such entity, certified copies of resolutions of the board of directors of such entity approving the Agreement and the Documents, certified copies of all documents filed to register any and all assumed/trade names of the Borrowers, and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

          (b)    For the Parent, each Borrower and the Primary Servicer, a certificate of the Secretary or Assistant Secretary of such entity certifying the names and true signatures of the incumbent officers of such entity authorized to sign the Agreement and the other documents to be delivered by it hereunder.

          (c)    Acknowledgment or time stamped receipt copies of proper financing statements (showing each Borrower as debtor and the Agent as secured party for the Lenders duly filed on or before the Initial Funding Date under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership interests contemplated by the Agreement.

          (d)    Releases of, and acknowledgment copies of proper termination statements (Form UCC-3), if any, necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by the Parent or any Borrower in any of the Collateral or the Receivables.

          (e)    A favorable opinion of Clifford Chance LLP, counsel for the Parent and the Borrowers, substantially in the form attached hereto as Exhibit IX, and as to such other matters as the Lender Group requests.

          (f)    Proof of payment of the $375,000 payable by the Borrowers to Healthcare Finance Group, Inc.

          (g)    Proof of payment of all reasonable attorneys' fees and disbursements incurred by the Lender Group.

          (h)    A duly executed Depositary Agreement for each Lockbox and Lockbox Agreement, together with evidence satisfactory to the Agent that all Lockboxes and the Lockbox Accounts have been established such that all funds on deposit in the Lockbox Accounts are transmitted to the Concentration Account each Business Day.

          (i)    Copies of all Notices to Obligors (if any) required pursuant to Article II of the Agreement, together with evidence satisfactory to the Agent that such Notices to Obligors have been or will be delivered to the addressees thereof.

          (j)    A duly executed Pledge Agreement together with stock certificates representing 100% of the issued and outstanding capital stock of each Borrower and stock powers for each such certificate, undated and executed in blank.

          (k)    Duly executed termination agreements relating to the Receivables Purchase and Transfer Agreement, dated as of April 6, 2001 (as amended by the First Amendment and Second Amendment thereto, and related documents, together with UCC financing statements relating thereto.

          (l)    Originally executed copies of all other Documents and related documentation required to be delivered with respect to this Agreement and the other Documents, all in form and substance satisfactory to the Agent, which agreements shall be in full force and effect and enforceable in accordance with their respective terms.

        2.    Conditions Precedent on All Funding Dates.    Each Advance on a Funding Date (including the Initial Funding Date) and the issuance of each Letter of Credit shall be subject to the further conditions precedent that the Borrower and the Agent shall have agreed upon the terms of such Advance and also that:

          (a)    the Borrower shall have delivered to the Agent, no later than 10:30 a.m. on such Funding Date, in form and substance satisfactory to the Agent a completed Borrowing Base Certificate together with such additional information as may reasonably be requested by the Agent or the Master Servicer;

          (b)    The Borrowers shall have delivered to the Agent or the Master Servicer, as the case may be, no later than 10:30 a.m. on such Funding Date, in form and substance satisfactory to the Agent or the Master Servicer (as the case may be), to the extent not previously provided, an executed Notice to Obligors to each Obligor responsible for the payment of any of the Receivables, directing such Obligors to make payment to the addresses and accounts designated in such Notice to Obligors, as set forth in Article II hereof, together with evidence that such Notice to Obligors has been delivered to such Obligors.

          (c)    on such Funding Date the following statements shall be true and correct (and acceptance of the proceeds of such Advance shall be deemed a representation and warranty by the Borrower that such statements are then true and correct):

            (i)    the representations and warranties contained in Exhibits III and VII are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date, and

            (ii)  no event has occurred and is continuing, or would result from such Advance or any actions connected therewith, that constitutes a Default or an Event of Default.

EXHIBIT III.

REPRESENTATIONS AND WARRANTIES

          The Parent and each Borrower represents and warrants as follows:

          (a)    It is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation as set forth in the preamble hereto, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except in any jurisdiction other than that of its chief executive offices where the failure to be so qualified would not have a Material Adverse Effect.

          (b)    The execution, delivery and performance by it of the Agreement and the other documents to be delivered by it thereunder, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) its charter or by-laws, (2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting it or its Property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property, and (iv) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the interests created by the Agreement. The Agreement has been duly executed and delivered by it. It has furnished to the Agent a true, correct and complete copy of its certificate of incorporation and by-laws, including all amendments thereto.

          (c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is required for the due execution, delivery and performance by it of the Agreement or any other document to be delivered thereunder.

          (d)    The Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

          (e)    It has all power and authority, and has all permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Obligors, accreditation agencies and any other Person, other than those permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements, the failure of which to have is not reasonably likely to result in a Material Adverse Effect, for it (i) to own the assets (including Receivables) that it now owns, and (ii) to carry on its business as now conducted.

          (f)    It has not been notified by any Obligor, or any other Person, during the immediately preceding 12 Month period, that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any such permit, license, accreditation, certification, authorization, approval, consent or agreement granted to it or to which it is a party except as disclosed in Schedule III hereto or which is not reasonably likely to result in a Material Adverse Effect.

          (g)    As of the Initial Funding Date, all conditions precedent set forth in Exhibit II have been fulfilled or waived in writing by the Agent, and as of each Funding Date, the conditions precedent set forth in paragraph 2 of such Exhibit II have been fulfilled or waived in writing by the Agent.

          (h)    The balance sheets of the Parent and its Subsidiaries as at August 31, 2002, and the related statements of income and expense, cash flows and retained earnings of the Parent and its Subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Program Manager, fairly present the financial condition of the Parent and its Subsidiaries as at such date and the results of the operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and since August 31, 2002 there has been no change resulting in a Material Adverse Effect.

          (i)    There is no pending or, to its knowledge, threatened action or proceeding or injunction, writ or restraining order affecting it or any of its Subsidiaries before any court, Governmental Entity or arbitrator which could reasonably be expected to result in a Material Adverse Effect, and it or any Subsidiary thereof is not currently the subject of, and has no present intention of commencing, an insolvency proceeding or petition in bankruptcy.

          (j)    Such Borrower is the legal and beneficial owner of the each Receivable and the other Collateral free and clear of any Lien. No effective financing statement or other instrument similar in effect covering any Collateral or any Receivable is on file in any recording office, except those filed in favor of the the Agent relating to the Agreement (or with respect to the Additional Collateral those filed in connection with Permitted Liens securing Debt which remains outstanding), and no competing notice or notice inconsistent with the transactions contemplated in the Agreement remains in effect with respect to any Obligor.

          (k)    All Receivable Information, information provided in the application for the program effectuated by the Agreement, and each other document, report and Transmission provided by the Primary Servicer or any Borrower to the Lender Group is or shall be accurate in all material respects as of its date and as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          (l)    The principal place of business and chief executive office of the Parent and each Borrower and the office where the Parent and such Borrower keeps its records concerning the Collateral and the Receivables are located at the respective address referred to on Schedule I and there have been no other such locations for the four immediately prior Months.

          (m)    Each Receivable identified as such in a Borrowing Base Certificate is, as of the date of such Borrowing Base Certificate, an Eligible Receivable.

          (n)    The provisions of the Agreement create legal and valid security interests in all of the Collateral (including the Receivables) owned or held by each Borrower in the Agent's favor, and when all proper filings and other actions necessary to perfect such Liens have been completed, will constitute a perfected and continuing Lien on all of the Collateral owned or held by such Borrower, having priority over all other Liens on such Collateral (other than Permitted Liens on Additional Collateral existing on the date hereof) of such Borrower, enforceable against such Borrower and all third parties.

          (o)    All required Notices to Obligors have been prepared and delivered to each applicable Obligor, and all invoices now bear only the appropriate remittance instructions for payment direction to the proper Lockbox and the proper Lockbox Account, as the case may be.

          (p)    Except as disclosed on Schedule III hereto, neither the Parent nor any Borrower has changed its principal place of business or chief executive office in the last five years.

          (q)    The exact name of the Parent and each Borrower is as set forth on the signature pages of the Agreement and, except as set forth on such signature page, neither the Parent nor any Borrower has changed its name in the last five years and, except as set forth on Schedule III, during such period and neither the Parent nor any Borrower has used or now uses, any other fictitious, assumed or trade name.

          (r)    With respect to itself or any Subsidiary there exists no event which has or is reasonably likely to have a Material Adverse Effect.

          (s)    It is not in violation under any applicable statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over it which could reasonably be expected to have a Material Adverse Effect.

          (t)    Except as disclosed in writing by the Parent to the Master Servicer prior to the Initial Funding Date, it has filed on a timely basis all tax returns (federal, state and local) required to be filed and has paid, or made adequate provision for payment of, all taxes, assessments and other governmental charges due from it, unless contested in good faith by appropriate proceedings. No tax Lien has been filed and is now effective against it or any of its Properties, except any Lien in respect of taxes and other charges not yet due or contested in good faith by appropriate proceedings. To its knowledge, there are no pending investigations of it by any taxing authority or any pending but unassessed tax liability of it. It does not have any obligation under any tax sharing agreement.

          (u)    It is solvent and will not become insolvent after giving effect to the transactions contemplated by the Agreement, the Advances and issuances of Letters of Credit hereunder; it has not incurred debts or liabilities beyond its ability to pay; it will, after giving effect to the transaction contemplated by the Agreement, have an adequate amount of capital to conduct its business in the foreseeable future; the sales and contributions of Receivables hereunder are made in good faith and without intent to hinder, delay or defraud its present or future creditors.

          (v)    Other than as set forth on Schedule III attached hereto, the Lockboxes are the only post office boxes and the Lockbox Accounts are the only lockbox accounts maintained for Receivables, all checks and other collaections received in the Lender Lockboxes are deposited into the corresponding Lender Lockbox Account within one Business Day of receipt thereof, all funds on deposit in each Lockbox Account are transmitted each Business Day to the Concentration Account, and no direction is in effect directing Obligors to remit payments on Receivables other than to the Borrower Lockbox or the Lockbox Account, each as described on Schedule IV. The Borrowers agree (i) not to instruct any Obligor to make any payment in respect of the Receivables to the account described on Schedule III and to use reasonable efforts (including, without limitation, the sending of a Notice to Obligors to the applicable Obligors, in multiple copies if necessary) to prevent any payment in respect of the Receivables from being made to such account and (ii) to deposit any funds received in such account into a Lockbox Account within one Business Day of receipt thereof.

          (w)    Each pension plan or profit sharing plan to which it is a party has been fully funded in accordance with its obligations as set forth in such plan.

          (x)    Except as disclosed on Schedule III, there are no pending civil or criminal investigations by any Governmental Entity involving it or its officers or directors, in their capacity as such, and neither it nor any of its officers or directors, in their capacity as such, has been involved in, or the subject of, any civil or criminal investigation by any Governmental Entity.

          (y)    The primary business of the Borrowers is the provision of healthcare and healthcare related services, products, merchandise or equipment.

          (z)    The assets of the Parent each Borrower are free and clear of any Liens in favor of the Internal Revenue Service, any Employee Benefit Plan or the PBGC other than inchoate tax liens resulting from an assessment of the Parent or such Borrower.

          (aa)    With respect to each Employee Benefit Plan of it, including to its knowledge as to any Multiemployer Plan, such Employee Benefit Plan has complied and been administered in accordance with its terms and in substantial compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended; neither it nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA; and it has no material unpaid liability for any Employee Benefit Plan.

          (bb)    No Receivable constitutes or has constituted an obligation of the Parent, the Primary Servicer, any Subsidiary or other Person which is its Affiliate.

          (cc)    No transaction contemplated under this Agreement requires compliance with any bulk sales act or similar law.

          (dd)    It has, or has the right to use, valid provider identification numbers and licenses to generate the Receivables.

          (ee)    It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

          (ff)    All of the employees of each Borrower are salaried employees and are not, and do not claim to be independent contractors. No such employee has any rights in, and has not claimed any rights in any Receivable.

          (gg)    Each Receivable represents the direct payment obligation of the applicable Obligor, and is not subject to any condition that such Obligor receive any payment or reimbursement from any third party.

          (hh)    ATC Healthcare has no Subsidiaries other than ATC Staffing and AMS; and AMS has no Subsidiaries.

          (ii)    Except as listed on Schedule III hereto, no Borrower or any of their respective Subsidiaries has any Debt (other than the Debt under this Agreement).

EXHIBIT IV.

COVENANTS

        Until the payment in full of all Lender Debt and the termination of the Commitments hereunder, the Parent and each Borrower agrees as follows:

          (a)    Compliance with Laws, etc.    It will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges.

          (b)    Offices, Records and Books of Account.    It will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Collateral and the Receivables at the address set forth under its name on the signature pages to the Agreement or, upon 30 days' prior Written Notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent or otherwise necessary to protect, perfect and maintain the Agent's security interest in the Collateral have been taken and completed. It shall keep its books and accounts in accordance with GAAP and shall make a notation on its books and records, including any computer files, to indicate which Receivables are subject to the security interest of the Agent in the Collateral and its Receivables. It shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable) and for providing the Receivable Information.

          (c)    Performance and Compliance With Contracts and Credit and Collection Policy.    It will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the contracts and other documents related to the Receivables and its responsibilities under the Agreement, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related contract, and it shall maintain, at its expense, in full operation each of the bank accounts and lockboxes required to be maintained under the Agreement. It shall not do anything to impede or interfere, or suffer or permit any other Person to impede or interfere in any material respect, with the collection by the Agent, or the Master Servicer, or any other Person designated by the Agent on behalf of the Agent, of the Receivables.

          (d)    Notice of Breach of Representations and Warranties.    It shall promptly (and in no event later than one Business Day following actual knowledge thereof) inform the Agent and the Master Servicer of any breach of covenants or representations and warranties hereunder, including, without limitation, upon discovery of a breach of the Eligibility Criteria. Notwithstanding the foregoing, notice with regard to a breach of the Eligibility Criteria set forth in Exhibit VI hereof shall be deemed given if appropriate information is contained in a Transmission promptly after the occurrence of such breach; provided that the Borrowers must promptly, and in any event within two Business Days notify the Agent (i) of any bankruptcy of an Obligor of which the Borrower is aware and (ii) of the to writing-off of more than 10% or the current Outstanding Balance of Eligible Receivables owing from any Obligor.

          (e)    Sales, Liens, etc.    It will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Liens (other than Permitted Liens on Additional Collateral) upon or with respect to, the Collateral, the Receivables, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof except those Liens in favor of the Agent relating to the Agreement.

          (f)    Extension or Amendment of Receivables.    It shall not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Receivable except in accordance with the Credit and Collection Policy or in the ordinary course of its business consistent with its past practice.

          (g)    Change in Credit and Collection Policy.    It will not make any material change in the Credit and Collection Policy without the prior written consent of the Agent; provided, however, that during the continuance of an Event of Default, it will not make any change in the Credit and Collection Policy.

          (h)    Audits and Visits.    It will, at any time and from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including the Master Servicer), upon reasonable notice, (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Receivables including, without limitation, the related contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Receivables or its performance hereunder or under the contracts with any of its officers or employees having knowledge of such matters. During the continuance of an Event of Default, it shall permit the Master Servicer to have at least one agent or representative physically present in its administrative office during normal business hours to assist it in performing its obligations under the Agreement, including its obligations with respect to the collection of Receivables pursuant to Article I of the Agreement.

          (i)    Change in Payment Instructions.    It will not terminate any Lockbox or Lockbox Account, or make any change or replacement in the instructions contained in any invoice, Notice to Obligors or otherwise, or regarding payments with respect to Receivables to be made to any Lockbox or Lockbox Account, except upon the prior and express written consent of the Program Manager.

          (j)    Reporting Requirements.    It will provide to the Agent and the Master Servicer (in multiple copies, if requested by the Agent or the Master Servicer) the following:

            (i)    on the first Business Day of each week, a copy of the Weekly Report and a Borrowing Base Certificate based on reconciliations and adjustments reflected in such Weekly Report certified by a Responsible Officer of the Borrowers and the Primary Servicer;

            (ii)    at least ten Business Days prior to any change in the Parent's or a Borrower's name, a notice setting forth the new name and the proposed effective date thereof;

            (iii)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent and its Subsidiaries and, if an Additional Reporting Event has occurred, consolidated balance sheets of ATC Healthcare and its Subsidiaries, in each case, as of the end of such quarter and consolidated statements of income, cash flows and retained earnings of the Parent and its Subsidiaries, and if an Additional Reporting Event has occurred consolidated statements of income, cash flows and retained earnings of ATC Healthcare and its Subsidiaries, in each case, for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter, all in reasonable detail, fairly presenting the financial position and results of operations of the Parent and its Subsidiaries, or ATC Healthcare and its Subsidiaries, as the case may be, as set forth above, as at the date thereof and for such periods, and prepared in accordance with GAAP, certified by the chief financial officer of Parent and each Borrower, and accompanied by a certificate of a Responsible Officer of the Parent and each Borrower detailing the Parent's and the Borrowers' compliance for such fiscal period with all terms, including the financial covenants, contained in the Agreement, and to the extent any non-compliance exists, a description of the steps being taken by the Parent or the Borrowers to address such non-compliance;

            (iv)    as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor's report letter for such year for the Parent and its Subsidiaries, containing financial statements for such year audited by Pricewaterhouse Coopers or other independent public accountants of recognized standing acceptable to the Agent, and accompanied by a certificate of an authorized officer of the Parent and each Borrower detailing the Parent's and the Borrowers' compliance for such fiscal period with all terms, including the financial covenants, contained in the Agreement, and to the extent any non-compliance exists, a description of the steps being taken by the Parent or the Borrowers to address such non-compliance;

            (v)    if an Additional Reporting Event has occurred, as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of consolidated financial statements for such year for ATC Healthcare and its Subsidiaries, containing financial statements for such year, all in reasonable detail, fairly presenting the financial position and results of operations of ATC Healthcare and its Subsidiaries as set forth above, as at the date thereof and for such period, and prepared in accordance with GAAP, certified by the chief financial officer of each Borrower, and accompanied by a certificate of a Responsible Officer of each Borrower detailing such Borrower's compliance for such fiscal period with all terms, including the financial covenants, contained in the Agreement, and to the extent any non-compliance exists, a description of the steps being taken by such Borrower to address such non-compliance;

            (vi)    promptly and in any event within five Business Days after the occurrence of each Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a statement of the chief financial officer of the Parent and each Borrower setting forth details of such Event of Default or event, and the action that it has taken and proposes to take with respect thereto;

            (vii)    promptly after the sending or filing thereof, if any, copies of all reports and registration statements that the Parent or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange and official statements that the Parent, such Borrower or any Subsidiary files with respect to the issuance of tax-exempt indebtedness and after an Event of Default or Servicer Termination Event, copies of all reports (if any) that the Parent or any Subsidiary sends to any of its security holders;

            (viii)    promptly after the filing or receiving thereof, copies of all reports and notices that the Parent, such Borrower or any of its Affiliates files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or that the Parent, such Borrower or any of its Affiliates receives from any of the foregoing or from any Multiemployer Plan to which the Parent, such Borrower or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Parent, such Borrower or any such Affiliate in excess of $250,000;

            (ix)    at least ten Business Days prior to any change in the Parent's or such Borrower's name or any implementation of a new trade/assumed name, a Written Notice setting forth the new name or trade name and the proposed effective date thereof and copies of all documents required to be filed in connection therewith;

            (x)    promptly (and in no event later than three Business Days following actual knowledge or receipt thereof), Written Notice in reasonable detail, of (w) any Lien in excess of $50,000 asserted or claim made against the Receivables, (x) the occurrence of a Servicer Termination Event, (y) the occurrence of any other event which could have a material adverse effect on the value of a Receivable or on the interest of the Agent in a Receivable or (z) the results of any cost report, investigation or similar audit being conducted by any federal, state or county Governmental Entity or its agents or designees;

            (xi)    least 30 days prior to the commencement of each fiscal year, a consolidated and consolidating operating plan (together with a complete statement of the assumptions on which such plan is based) of each Borrower certified by a Responsible Officer, which shall include quarterly budgets for the prospective year in reasonable detail acceptable to the Agent and will integrate operating profit and cash flow projections and personnel, capital expenditures, and facilities plans;

            (xii)    promptly upon receipt thereof, a copy of any management letter or written report submitted to the Parent or such Borrower by independent certified public accountants with respect to the Subsidiaries, business, condition (financial or otherwise), operations, prospects, or Properties of the Parent or such Borrower;

            (xiii)    no later than five Business Days after the commencement thereof, Written Notice of all actions, suits, and proceedings before any Governmental Entity or arbitrator affecting the Parent or such Borrower which, if determined adversely to the Parent or such Borrower, could have a Material Adverse Effect;

            (xiv)    promptly after the furnishing thereof, copies of any statement or report furnished by the Parent or such Borrower to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Agent pursuant to this Agreement;

            (xv)    as soon as possible and in any event within three Business Days after becoming aware of the occurrence thereof, Written Notice of any matter that could reasonably be expected to result in a Material Adverse Effect;

            (xvi)    as soon as available, (A) one copy of each financial statement, report, notice or proxy statement sent by the Parent to its stockholders generally, (B) and one copy of each regular, periodic or special report, registration statement, or prospectus filed by the Parent or such Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency or the Bankruptcy Court, and (C) all press releases and other statements made available by the Parent or such Borrower to the public concerning developments in the business of the Parent or such Borrower;

            (xvii)    within 90 days after the end of each fiscal year of the Parent, a certificate from the chief financial officer of the Borrowers stating that to his knowledge no Servicer Termination Event has occurred and exists as of the end of such fiscal year, or if in his opinion such a Servicer Termination Event has occurred and is continuing, a statement as to the nature thereof;

            (xviii)    within the 60 day period prior to the end of each fiscal year of the Parent, a report satisfactory in form to the Agent, listing all material insurance coverage maintained as of the date of such report by the Parent and its Subsidiaries and all material insurance planned to be maintained by the Parent and its Subsidiaries in the subsequent fiscal year; and

            (xix)    such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Parent, such Borrower or any Subsidiary or Affiliate as the Agent may from time to time reasonably request.

          (k)    Notice of Proceedings; Overpayments.    The Borrowers shall promptly notify the Agent in the event of any action, suit, proceeding, dispute, set-off, deduction, defense or counterclaim in excess of $35,000 that is or may be asserted by an Obligor with respect to Receivables related to such Obligor. The relevant Borrower shall make any and all payments to the Obligors necessary to prevent the Obligors from offsetting any earlier overpayment to such Borrower against any amounts the Obligors owe on any Receivables.

          (l)    Officer's Certificate.    On the date the financial statements referred to in clause (j) above are to be delivered in each fiscal year after the Initial Funding Date, the chief financial officer of the Parent and each Borrower shall deliver a certificate to the Agent, stating that, as of such date, (i) all representations and warranties set forth in the Agreement are true and correct, (ii) the conditions precedent set forth in paragraph 2 of Exhibit II have been fulfilled or waived in writing by the Agent, (iii) the Parent and each of its Subsidiaries has paid all payroll taxes and charges then due and (iv) no Event of Default exists and is continuing.

          (m)    Further Instruments, Continuation Statements.    It shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Program Manager or the Agent may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete Lien on the Receivables and in the other Collateral, or to enable the Agent or the Program Manager to exercise or enforce the rights of the Agent hereunder or under the Receivables. Without limiting the generality of the foregoing, the Parent, the Primary Servicer and each Borrower will upon the request of the Program Manager execute and file such UCC financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be, in the opinion of the Program Manager, necessary or appropriate. The Parent, the Primary Servicer and each Borrower hereby authorizes the Program Manager or its designees, to file one or more financing or continuation statements and amendments thereto and assignments thereof, relative to all or any of the Receivables or the Collateral now existing or hereafter arising without the signature of the Parent or such Borrower where permitted by law. If the Parent, the Primary Servicer or any Borrower fails to perform any of its agreements or obligations under the Agreement, the Program Manager may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Program Manager incurred in connection therewith shall be payable by the Parent, the Primary Servicer or such Borrower.

          (n)    Taxes.    It shall pay any and all taxes (excluding the Lenders' income, gross receipts, franchise, doing business or similar taxes) relating to the transactions contemplated under the Agreement.

          (o)    Deviation from Terms of Receivable, etc.    None of the Parent, the Primary Servicer or any Borrower shall, without the prior written consent of the Agent:

            (i)    other than in connection with the purchase of a Denied Receivable or as consistent with past practice in the operation of its business, compromise, adjust, extend, satisfy, subordinate, rescind, set off, waive, amend, or otherwise modify, or permit or agree to any deviation from, the terms and conditions of any Receivable, or materially or adversely amend, modify or waive any term or condition of any contract related thereto;

            (ii)    amend, modify, supplement or delete in any way or to any extent any provision for uncollectible accounts and free care applicable to any Receivable or (y) amend, modify or supplement in any way or to any extent any financial category or change in any way or to any extent the manner in which any financial category is treated or reflected in the Parent or such Borrower's records;

            (iii)    materially or adversely alter or modify its claims processing system; or

            (iv)    1.change, modify or rescind any direction contained in any invoice or previously delivered Notice to Obligors.

          (p)    Agent's Lien on Collateral.    It shall not prepare or permit to be prepared any financial statements which shall account for the transactions contemplated hereby in a manner which is, or in any other respect account for the transactions contemplated hereby in a manner which is, inconsistent with the Agent's first priority Lien on the Collateral.

          (q)    Merger, Consolidation.    It shall not enter into, and shall not enter into an agreement to enter into, a M&A Transaction (i) that does not satisfy the Transaction Criteria, or (ii) involving all or substantially all of the assets or stock of the Parent or any Borrower. It will not enter into, and shall not enter into an agreement to enter into, any M&A Transaction involving borrowing or the assumption of Debt or liabilities (including assumption of debt or liabilities of the entity proposed to be acquired or the forgiveness of its obligations) in excess of $500,000 in the aggregate without the prior review and written consent of the Agent (which review shall be limited determining whether the proposed M&A Transaction satisfies the Transaction Criteria); provided, that the Agent agrees to review and inform the Borrower Representative of its determination within seven Business Days of its receipt of a completed information package with respect to such M&A Transaction, and provided, further,that so long as (i) no Default or Event of Default is continuing or would be continuing following the consummation of such transaction, and (ii) immediately following the consummation of such transaction no Receivables of AMS are included in the Borrowing Base hereunder, the sale of all or substantially all of the assets or stock of AMS shall not constitute a breach of this clause (q).

          (r)    No "Instruments".    It shall not take any action which would allow, result in or cause any Receivable to be evidenced by an "instrument" within the meaning of the UCC of the applicable jurisdiction.

          (s)    Implementation of New Invoices.    The Parent and such Borrower shall take all reasonable steps to ensure that all invoices rendered or dispatched contain only the remittance instructions required under Article II of this Agreement.

          (t)    Notice of Termination or Suspension of Contracts.    It shall promptly (and in no event later than one Business Day following actual knowledge thereof) inform the Agent and the Master Servicer of any termination or suspension of any of its contracts, the termination or suspension of which could reasonably be expected to have a Material Adverse Effect.

          (u)    Fiscal Year.    To cause the fiscal year for the Parent and each of its Subsidiaries to end on the last day of February of each year.

          (v)    Franchise Agreements.    No Borrower shall execute any franchise agreement unless (i) such franchise agreement is in form and substance acceptable to the Program Manager or (ii) is accompanied by an additional agreement in form and substance acceptable to the Program Manager.

          (w)    Subordination Agreement.    The Borrowers will fully cooperate with the efforts of the Agent and the Program Manager to negotiate an amendment to the Subordination Agreement in a manner previously proposed by the parties.

EXHIBIT V.

EVENTS OF DEFAULT

          Each of the following shall be an "Event of Default":

          (a)    The Borrowers shall default in the due and punctual payment of the principal of the Loans, when and as the same shall become due and payable (except that the Borrowers shall have up five Business Days to cure such a default with respect to a Borrowing Base Deficiency) whether pursuant to Article III of this Agreement, at maturity, by acceleration or otherwise.

          (b)    The Borrowers shall default in the due and punctual payment of any installment of interest on the Loans or any other Lender Debt, including, without limitation, any fee or expense owing to the Agent, the Program Manager or the Lenders pursuant to any of the Documents, when and as such amount of interest, fee or expense shall become due and payable and such default shall continue unremedied for three Business Days.

          (c)    Any material provision of any Document is no longer in full force and effect or there shall be continuing a default in the performance or observance of any covenant, agreement or provision (other than as described in clause (a) or (b) above) contained in this Agreement or any other Document or in any instrument or document evidencing or creating any obligation, guaranty or Lien directly or indirectly in favor of the Agent or the Lenders in connection with or pursuant to this Agreement or any Lender Debt, and, except in the case of the agreements and covenants contained in any Document as to each of which no notice or grace period shall apply, such default continues for a period of 30 days (or, in the case where agreements and covenants contained in any Document provide for a grace period that is less than 30 days, continuance of a default for such shorter period) after the earlier of (i) there has been given Written Notice of such default to the Borrower Representative or (ii) discovery thereof by any Borrower; or if this Agreement or any other Document or any such other instrument or document shall terminate, be terminated or become void or unenforceable for any reason whatsoever without the written consent of the Agent.

          (d)    Any representation or warranty made or deemed made by the Parent or any Borrower (other than with respect to the eligibility of Receivables as Eligible Receivables hereunder) under or in connection with the Agreement or any other Document or any information or report delivered by the Borrower Representative or the Borrowers pursuant to the Agreement or any other Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered.

          (e)    This Agreement shall for any reason (other than pursuant to the terms hereof) fail or cease to create, or the security interest created by this Agreement fails or ceases to be, a valid and perfected first priority security interest in the Collateral free and clear of all Liens (other than Permitted Liens on the Additional Collateral).

          (f)    The Parent or any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or the Parent or any Borrower shall take any action to authorize any of the actions set forth above in this paragraph (f).

          (g)    Any governmental authority (including, without limitation, the Internal Revenue Service or the PBGC) files a notice of a Lien against (i) any of the Receivables or (ii) assets other than the Receivables involving an aggregate amount in excess of $25,000 which remains unpaid or discharged for a period of 30 days or more.

          (h)    Any Borrower shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of $25,000 against any of its Properties.

          (i)    The Borrower sells, leases, assigns, transfers, or otherwise disposes of any of its Receivables, except as permitted or contemplated under the Agreement.

          (j)    As of any date after the Initial Funding Date, more than 15% of all outstanding Eligible Receivables are aged more than 120 days but less than 180 days from the respective Last Service Date of such Eligible Receivables.

          (k)    As of any date, Collections on all Eligible Receivables that have been liquidated or written off during the then most recent 13 week period, are less than 85% of the aggregate gross value (billed amount) of such Eligible Receivables.

          (l)    The Primary Servicer, in its capacity as agent for the Borrower pursuant to Section 3.04(b), shall fail to perform or observe any term, covenant or agreement included in the Primary Servicer Responsibilities (other than a Servicer Termination Event resulting from the events described in paragraph (f) of this Exhibit) and such failure shall remain unremedied for 15 days or the Primary Servicer, the Parent or any Borrower shall fail to make when due any payment or deposit to be made by it under the Agreement.

          (m)    The Parent or any Borrower or the Primary Servicer (i) fails to transfer in a timely manner any servicing rights and obligations with respect to the Receivables to any successor designated pursuant to Section 3.04(b) of the Agreement or (ii) fails to make any payment required under the Agreement within three Business Days of the date when due (unless such payment obligation has been fulfilled in full pursuant to the Agent's set-off rights under Section 4.02 of the Agreement).

          (n)    The Parent or any Borrower shall fail to pay any principal of or premium or interest on any of its Debt which has an outstanding balance in excess of $150,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

          (o)    The Parent, the Primary Servicer or any Borrower shall have consummated, or have entered into any transaction or agreement which shall result in the consummation of (i) the merger or consolidation of the Parent, the Primary Servicer or any Borrower into or with another Person, (ii) the acquisition of all or a substantial portion of the assets of any Person, (iii) the transfer, sale, assignment, lease or other disposition of all or a substantial portion of the Parent, the Primary Servicer's or any Borrower's assets or Properties, (iv) a change in the general nature of the Primary Servicer or any Borrower's business, or the Parent engages in any activity other than owning stock and activities incidental thereto, or (v) the sale of a controlling interest, directly or indirectly, in the Parent, the Primary Servicer or any Borrower; provided, however, that the Parent or any Borrower may acquire all or substantially all of the assets or equity interests of any Person so long as (i) in the case of an acquisition by a Borrower, such Person engages in a substantially similar line of business to such Borrower and (ii) prior to the consummation of such acquisition the Parent has delivered a certificate, executed by its chief financial officer, to the Master Servicer demonstrating, in a manner acceptable to the Master Servicer, pro forma compliance with each of the financial covenants contained herein both immediately prior to and after giving effect to such acquisition.

          (p)    Judgments or orders for payment of money (other than judgments or orders in respect of which adequate insurance is maintained for the payment thereof) against the Parent and its Subsidiaries in excess of $250,000 in the aggregate remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days or more.

          (q)    Any governmental authority (including, without limitation, the Internal Revenue Service or the PBGC) files a notice of a Lien against the assets of the Parent, the Primary Servicer or any Borrower other than a Lien (i) that is limited by its terms to assets other than Receivables, and (ii) that does not result in a Material Adverse Effect.

          (r)    The Parent, the Primary Servicer or any Borrower does not maintain, keep, and preserve all of its material Properties necessary or useful in the proper conduct of its business in good repair, working order, and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals, replacements, betterments, and improvements thereof.

          (s)    The Parent, the Primary Servicer or any Borrower does not pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (ii) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property, other than in connection with good faith disputes for which adequate reserves in accordance with GAAP have been taken.

          (t)    The Parent or any Borrower does not keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations. Each policy referred to in this clause (n) shall provide that it will not be canceled, amended, or reduced except after not less than thirty (30) days' prior written notice to the Agent and shall also provide that the interests of the Agent shall not be invalidated by any act or negligence of the Parent or any Borrower. The Parent or any Borrower does not advise the Agent promptly of any policy cancellation, reduction, or amendment. Any insurance policy for property, casualty, liability and business interruption coverage for the Parent or any Borrower does not name the Agent as loss payee (as the Agent's interests may appear) or an additional insured, as appropriate.

          (u)    The Parent, the Primary Servicer or any Borrower does not maintain proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.

          (v)    The Parent, the Primary Servicer or any Borrower does not comply in all material respects with (i) any document directly relating to the responsibilities of the Parent, the Primary

  Servicer or such Borrower, respectively, under the Agreement or (ii) any agreement, contract, or instrument that results in a Material Adverse Effect.

          (w)    The Parent, the Primary Servicer or any Borrower does not comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability thereunder.

          (x)    The Parent, the Primary Servicer or any Borrower engages in any line or lines of business activity other than businesses reasonably related to the businesses in which it is engaged on the date hereof, provided, however, the Parent may form a new direct Subsidiary of the Parent, which Subsidiary may engage in a business not related to the businesses of the Parent on the Initial Funding Date.

          (y)    Any operative provision or any other material provision of this Agreement shall for any reason cease to be valid and binding on the Parent, the Primary Servicer or any Borrower, or the Primary Servicer or any Borrower shall so state in writing.

          (z)    There shall have occurred any Material Adverse Effect.

          (aa)    any payment is made on account of or pursuant to the Subordinated Notes in a manner not expressly contemplated under and permitted by the terms of the Subordination Agreement.

          (bb)    The Loss-to-Liquidation Ratio at end of any Month exceeds 7.5%.

          (cc)    The arithmetic average of the Loss-to-Liquidation Ratios for any three Months exceeds 5%.

          (dd)    The Delinquency Ratio at the end of any Month exceeds 15%.

          (ee)    The arithmetic average of the Delinquency Ratios for any three consecutive Months exceeds 12%.

          (ff)    Restrictions on Parent.    The Parent shall incur Debt (including any Guaranty) in excess of $50,000, in the aggregate, or incur any Liens other than Debt or Liens incurred in connection with this Agreement or any of the Borrower Documents and involuntary Liens which are discharged within 15 days of their creation or are being contested in good faith by the Parent and for which the Parent is fully indemnified by a Person who is not a Affiliate of the Parent to the satisfaction of the Master Servicer, in its good faith discretion.

          (gg)    Change of Control.    A Change of Control shall occur.

          (hh)    Debt Service Coverage Ratio.    Consolidated Debt Service Coverage Ratio Parent and Consolidated Debt Service Ratio Borrowers at the end of any fiscal quarter is less than 1.0.

          (ii)    Consolidated Net Worth.    Consolidated Net Worth Parent at the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than $13,000,000 minus amounts, if any (not to exceed $3,000,000), that reduced Consolidated Net Worth Parent as a result of writedowns of assets (other than writedowns of Receivables).

          (jj)    Consolidated EBITDA.    Consolidated EBITDA Parent as of the end of any fiscal quarter for the two fiscal quarter periods then most recently ended, commencing with the fiscal quarter ending August 31, 2002, is less than $3,000,000.

          (kk)    Accounts Receivable Turnover.    The Accounts Receivable Turnover Parent, as of the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than 4.25.

          (ll)    Debt to Consolidated Tangible Net Worth Ratio.    The ratio of Debt of the Parent and its Subsidiaries on a consolidated basis to Consolidated Tangible Net Worth Parent, as of the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, exceeds 16:1;

  provided, that the calculation of Consolidated Tangible Net Worth Parent shall not consider amounts, if any (not to exceed $3,000,000), that reduced Consolidated Net Worth Parent as a result of writedowns of assets (other than writedowns of Receivables).

          (mm)    Current Ratio.    The ratio of Consolidated Current Assets Parent to Consolidated Current Liabilities parent, at the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than 1.75.

          (nn)    Consolidated Interest Coverage Ratio.    Consolidated Interest Coverage Ratio Parent as of the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than 1.5.

          (oo)    Consolidated Tangible Net Worth.    Consolidated Tangible Net Worth Parent at the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than $3,000,000 minus amounts, if any (not to exceed $3,000,000), that reduced Consolidated Tangible Net Worth Parent as a result of writedowns of assets (other than writedowns of Receivables).

          (pp)    Consolidated Net Worth.    Consolidated Net Worth Borrowers at the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than $13,000,000 minus amounts, if any (not to exceed $3,000,000), that reduced Consolidated Net Worth Borrowers as a result of writedowns of assets (other than writedowns of Receivables).

          (qq)    Consolidated EBITDA.    Consolidated EBITDA Borrowers as of the end of any fiscal quarter for the two fiscal quarter periods then most recently ended, commencing with the fiscal quarter ending August 31, 2002, is less than $3,000,000.

          (rr)    Accounts Receivable Turnover.    The Accounts Receivable Turnover Borrowers, as of the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than 4.25.

          (ss)    Debt to Consolidated Tangible Net Worth Ratio.    The ratio of Debt of ATC Healthcare and its Subsidiaries on a consolidated basis to Consolidated Tangible Net Worth Borrowers, as of the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, exceeds 16:1; provided, that the calculation of Consolidated Tangible Net Worth Parent shall not consider amounts, if any (not to exceed $3,000,000), that reduced Consolidated Net Worth Parent as a result of writedowns of assets (other than writedowns of Receivables).

          (tt)    Current Ratio.    The ratio of Consolidated Current Assets Borrowers to Consolidated Current Liabilities Borrowers, at the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than 1.75.

          (uu)    Consolidated Interest Coverage Ratio.    Consolidated Interest Coverage Ratio Borrowers as of the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than 1.5.

          (vv)    Consolidated Tangible Net Worth.    Consolidated Tangible Net Worth Borrowers at the end of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2002, is less than $3,000,000 minus amounts, if any (not to exceed $3,000,000), that reduced Consolidated Tangible Net Worth Borrowers as a result of writedowns of assets (other than writedowns of Receivables).

EXHIBIT VI.

ELIGIBILITY CRITERIA

        The following shall constitute the eligibility criteria for acceptance of Receivables for financing and inclusion in the Borrowing Base under the Agreement (the "Eligibility Criteria"):

        (a)    The information provided by the Borrowers with respect to each such Receivable is complete and correct and all documents, attestations and agreements relating thereto that have been delivered to the Agent are true and correct. Except with respect to Unbilled Receivables, the related Borrower has billed the applicable Obligor and has delivered to such Obligor all requested supporting claim documents with respect to such Receivable and no amounts with respect to such Receivable have been paid as of the date and time of the inclusion of such Receivable in the Borrowing Base. Each Borrower has, or has the right to use, valid provider identification numbers and licenses to generate valid Receivables. Except with respect to Unbilled Receivables sold or contributed to the Borrower, all information set forth in the bill and supporting claim documents with respect to such Receivable is true, complete and correct; if additional information is requested by the Obligor, the related Borrower has or will promptly provide the same, and if any error has been made with respect to such information, the related Borrower will promptly correct the same and, if necessary, rebill such Receivable. The Obligor of each such Receivable has duly and validly executed the time card related to such Receivable.

        (b)    Each such Receivable (i) is payable, in an amount not less than its Expected Net Value, by the Obligor identified by the related Borrower as being obligated to do so, (ii) is based on an actual and bona fide rendition of services or sale of goods to the Obligor by the related Borrower in the ordinary course of business, (iii) is denominated and payable only in U.S. dollars in the United States and (iv) is an account or general intangible within the meaning of the UCC of the state in which the related Borrower has its principal place of business and is not evidenced by any instrument or chattel paper.

        (c)    Each such Receivable (i) is not the subject of any action, suit, proceeding or dispute (pending or threatened), setoff, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor thereof (other than any portion of such Receivable which is being disputed by the Obligor which portion shall not be an "Eligible Receivable"), (ii) is not past, or within 60 days of, the statutory limit for collection applicable to the Obligor thereof or is not aged more than 180 days from its Last Service Date, and (iii) has been billed (or, in the case of Unbilled Receivables sold or contributed to the Borrower, shall be billed) to the Obligor thereof on a date fewer than fourteen (14) days after the Last Service Date provided that with respect to Receivables billed on a monthly cycle at the request of the Obligor, such Receivable has been billed (or, if such Receivable is an Unbilled Receivable and has been sold or contributed to the Borrower, shall be billed) within forty-five (45) days after the Last Service Date.

        (d)    No Borrower has any guaranty of, letter of credit providing credit support for, or collateral security for, such Receivable, other than any such guaranty, letter of credit or collateral security as has been collaterally assigned to the Agent, and any such guaranty, letter of credit or collateral security is not subject to any Lien in favor of any other Person.

        (e)    The relevant Borrower has provided (or on the day such Receivable is included in the Borrowing Base, is providing) the goods and services related to such Receivable to the relevant Obligor.

        (f)    The Obligor with respect to each such Receivable is (i) not currently the subject of any bankruptcy, insolvency or receivership proceeding (other than with respect to Priority DIP Receivables), nor is it unable to make payments on its obligations when due, (ii) located in the United States of

America, (iii) not a subsidiary, parent or other Person that is an Affiliate of any Borrower and (iv) not the Obligor of Defaulted Receivables in the past 12 Months (other than, for the purpose of this clause, as a result of good faith disputes and discounts given in accordance with the Credit and Collection Policy) which, in the aggregate, exceed 10% of the current gross unpaid amount of all Eligible Receivables of such Obligor.

        (g)    The financing of such Receivables hereunder is made in good faith and without actual intent to hinder, delay or defraud present or future creditors of the Borrower.

        (h)    The contract or other instrument obligating an Obligor to make payment with respect to such Receivable (i) does not contain any provision prohibiting the grant of a security interest in or the assignment of such payment obligation to the Agent, (ii) has been duly authorized and, together with such Receivable, constitutes the legal, valid and binding obligation of the Obligor in accordance with its terms, (iii) together with such Receivable, does not contravene in any material respect any requirement of law applicable thereto, and (iv) was in full force and effect and applicable to the Obligor at the time the goods or services constituting the basis for such Receivable were sold or performed.

        (i)    No consents by any third party to the sale of such Receivable are required other than consents previously obtained in writing by the Borrower, a copy of each such consent having been provided to the Agent.

        (j)    The inclusion of such Receivable in the Borrowing Base would not increase the fraction expressed as a percentage where (i) the numerator is the sum of the then outstanding principal amount of Eligible Receivables for any Obligor (or group of Obligors) listed below included in the Borrowing Base, and (ii) the denominator is the Borrowing Base for all Eligible Receivables, above the corresponding maximum percentage listed below:

Obligor	Maximum Percentage
Each Investment Grade Rated Obligor	15%
Each other Obligor	3%

        (k)    If a Priority DIP Receivable, the inclusion of such Priority DIP Receivable in the Borrowing Base would not increase the fraction expressed as a percentage where (i) the numerator is the sum of the then outstanding principal amount of Priority DIP Receivables included in the Borrowing Base, and (ii) the denominator is the Borrowing Base for all Eligible Receivables, above 3.5%.

        (l)    No prior sale or assignment of security interest which is still in effect on the applicable Funding Date has been made with respect to or granted in any such Receivable.

        (m)    All personnel provided by any Borrower to Obligors giving rise to such Receivables are salaried employees of such Borrower, are not independent contractors of such Borrower, and no Borrower is aware of any claim by any such personnel to be, or have the status of, an independent contractor.

EXHIBIT VII

FORM OF BORROWING BASE CERTIFICATE

HFG Healthco-4 LLC
Two Wall Street
New York, New York 10005

Ladies and Gentlemen:

        The undersigned refers to the Loan and Security Agreement, dated as of November 7, 2002 (as the same may be amended, supplemented, restated, or modified from time to time, the "Loan Agreement") among ATC Healthcare Services, Inc., ("ATC Healthcare"), ATC Staffing Services, Inc., ("ATC Staffing"), ATC Funding LLC ("ATC Funding"), Applied Management Solutions, Inc., ("AMS"; AMS, ATC Staffing, ATC Healthcare and ATC Funding, each a "Borrower" and together, jointly and severally, the "Borrowers", and ATC Healthcare in its capacity as primary servicer hereunder, the "Primary Servicer"), and ATC Healthcare, Inc., ("Parent"), HFG Healthco-4 LLC, (together with its successors and assigns, "HF-4"), in its capacity as a Lender (as hereinafter defined) hereunder, Healthcare Finance Group, Inc., (together with its successors and assigns, "HFG"), in its capacity as a Lender hereunder (HF-4 and HFG, in such capacity, each a "Lender" and together, the "Lenders"), HFG Healthco-4 LLC, in its capacity as agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, the "Agent"), and Healthcare Finance Group, Inc. in its capacity as a program manager hereunder (in such capacity, together with its successors and assigns, "Program Manager"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

Part 1: Request for Revolving Advance. [To be completed only if a Revolving Advance is being requested.]

        In accordance with Section 1.03 of the Loan Agreement and in fulfillment of the condition precedent set forth in Section 2(a) of Exhibit II thereto, the Borrower hereby gives you irrevocable notice that the undersigned requests a Revolving Advance under the Loan Agreement, and in connection therewith sets forth below the information relating to such Revolving Advance as required by Section 1.03 of the Loan Agreement:

  Proposed Revolving Advance:

    (i)
    The Funding Date of such Revolving Advance is requested to be                , 200            ; and

    (ii)
    The amount of the Revolving Advance is requested to be $                        .

Part 1: Request for Term Advance. [To be completed only if a Term Advance is being requested.]

        In accordance with Section 1.09 of the Loan Agreement and in fulfillment of the condition precedent set forth in Section 2(a) of Exhibit II thereto, the Borrower hereby gives you irrevocable notice that the undersigned requests a Revolving Advance under the Loan Agreement, and in connection therewith sets forth below the information relating to such Revolving Advance as required by Section 1.09 of the Loan Agreement:

  Proposed Term Advance:

    (i)
    The Funding Date of such Term Advance is requested to be                , 200            ; and

    (ii)
    The amount of the Term Advance is requested to be $                        .

Part 2. Calculation of Borrowing Base

HFG HEALTHCO-4 LLC
Borrowing Base Report
Report Submission Date:
Schedule #:
Transmission Date:

I.	Gross Receivables (from Transmission)
II.	Less: Ineligible A/R, unapplied cash and other miscellaneous (from Transmission)
III.	Eligible Receivables (from Transmission) (I — II) Additions since Transmission Date
IV.	Unbilled from Weekly Download Report
V.	Unbilled from cut off of Weekly Download Report to end of business of day prior to this Report Submission Date
VI.	Total Eligible Receivables (III + IV + V)
VII.	Net Value Factor	[98] %
VIII.	Expected Total Value of Eligible Receivables (VI * VII)
Deductions from ENV
IX.	Unposted cash as of cut off for Transmission Date
X.	Collections since cut off for Transmission Date
XI.	Other: discounts, adjustments, repurchased claims, bad debts, etc.
XII.	Total deductions (IX + X + XI)
FOR REVOLVING ADVANCES
XIII.	Expected Net Value of Eligible Receivables (VIII — XII)
XIV.	Advance Rate Percentage	85%
XV.	Maximum Revolving Advance Available on Collateral (XIII * XIV)
XVI.	Reserves
XVII.	Maximum Revolving Advance Available on Collateral net of Reserves (XV — XVII)
XVIII.	Maximum Revolving Loan Available per Agreement	$35,000,000
XIX.	Total Revolving Loan Availability (the lesser of XVII and XVIII)
XX.	Outstanding Revolving Loan Balance Prior Report
XXI.	Plus Draws Since Prior Report
XXII.	Interest Due/Fees
XXIII.	Additional Revolving Advance Requested
XXIV.	LOAN BALANCE THIS REPORT
XXV.	NET REVOLVING LOAN AVAILABILITY (XIX minus XXIV)
FOR TERM ADVANCES
XXVI.	Expected Net Value of Eligible Receivables (XIII)
XXVII.	Advance Rate Percentage	5%
XXVIII.	HF-4 Term Commitment Amount (XXVI * XXVII)
XXIX.	HFG Term Commitment Amount ($5,000,000 — XXVIII)

XXX.	Maximum Term Loan Available per Agreement ($5,000,000 —aggregate amount of principal payments, including Monthly Amortization Amounts — Designated Amount)
XXXI.	Aggregate Initial Principal Amount of all prior Term Advances
XXXII.	Term Loan Prepayments pursuant to Section 1.08(b)
XXXIII.	Term Loan Availability (the lesser of XXIX and XXX, minus XXXI and minus XXXII)

        Each of the undersigned represents and warrants that:

  (i)
  the foregoing information is true, complete and correct on the date hereof and will be true, complete and correct on the date of the proposed Advance; (ii) the collateral reflected herein complies with and conforms to the Eligibility Criteria set forth in Exhibit VI to the Loan Agreement; (iii) the representations, warranties and covenants contained in Exhibits III and IV of the Loan Agreement are true, correct, and in compliance on and as of the date hereof, and, if a Revolving Advance is requested herein, will be true, correct and in compliance after giving effect to such Advance and to the application of the proceeds thereof on and as of such date; (iv) the Borrowers are in compliance with each of the terms, covenants, and conditions set forth in the Loan Agreement; (v) no Default or Event of Default has occurred and is continuing, or would result from the Advance requested herein or from the application of the proceeds thereof; (vi) the Borrowers have not diverted or permitted to be diverted any such payments on Accounts from the Lender Lockbox Accounts or the Concentration Account; and (vii) the aggregate outstanding principal amount of the Advances after giving effect to the Advance requested herein is not in excess of the Borrowing Limit or Term Loan Limit, as applicable.

        The Borrowers promise to pay to HFG Healthco-4 LLC the new loan balances reflected above, plus interest, as set forth in the Loan Agreement.

Very truly yours,
ATC HEALTHCARE SERVICES, INC.
By:	Name: Title:
ATC STAFFING SERVICES, INC.
By:	Name: Title:
ATC FUNDING, LLC
By:	Name: Title:
APPLIED MANAGEMENT SOLUTIONS, INC.
By:	Name: Title:

EXHIBIT VIII-A

FORM OF DEPOSITARY AGREEMENT

EXHIBIT VIII-B

FORM OF CONCENTRATION ACCOUNT AGREEMENT

EXHIBIT IX

FORM OF OPINION OF COUNSEL

EXHIBIT X

FORM OF PARENT PLEDGE

EXHIBIT XI

RECEIVABLE INFORMATION

        The following information shall, as appropriate, be provided by each Borrower to the Master Servicer with respect to each Receivable, together with such other information and in such form as may reasonably be requested from time to time by the Master Servicer and as, in accordance with applicable law, may be disclosed or released to the Master Servicer (the "Receivable Information"):

        (a)    Obligor required information (i.e., information provided in the ordinary course of business to any specified Obligor or any other information required to be provided to an Obligor pursuant to any agreement, contract or other arrangement with such Obligor); and

        (b)    billing information (i.e., all information provided by the Borrowers on invoices to Obligors and any other information required to be provided pursuant to the Credit and Collection Policy and a detailed copy of the bill).

EXHIBIT XII

PRIMARY SERVICING RESPONSIBILITIES

        ATC Healthcare shall be responsible for the following administration and servicing obligations (the "Primary Servicer Responsibilities") which shall be performed by the Primary Servicer on behalf of the Borrowers until such time as a successor servicer shall be designated and shall accept appointment pursuant to Section 3.04(b) of the Agreement:

        (a)    Servicing Standards and Activities.    The Primary Servicer agrees to administer and service the Receivables (i) to the extent consistent with the standards set forth in clauses (b)(i) through (iv) below, with the same care that it exercises in administering and servicing similar receivables for its own account, (ii) within the parameters of services set forth in paragraph (b) of this Exhibit XII, as such parameters may be modified by mutual written agreement of the Agent and the Primary Servicer, (iii) in compliance at all times with applicable law and with the agreements, covenants, objectives, policies and procedures set forth in the Agreement, and (iv) in accordance with industry standards for servicing healthcare receivables unless such standards conflict with the procedures set forth in paragraph (b) of this Exhibit XII in which case the provisions of paragraph (b) shall control. The Primary Servicer shall establish and maintain electronic data processing services for monitoring, administering and collecting the Receivables in accordance with the foregoing standards and shall, within three Business Days of the deposit of any checks, other forms of cash deposits or other written matter into a Lockbox or Lockbox Account, post such information to its electronic data processing services.

        (b)    Parameters of Primary Servicing.    The Primary Servicer Responsibilities shall be performed within the following parameters:

          (i)    Subject to the review and authority of the Agent and except as otherwise provided herein, the Primary Servicer shall have full power and authority to take all actions that it may deem necessary or desirable, consistent in all material respects with its existing policies and procedures with respect to the administration and servicing of accounts receivable, in connection with the administration and servicing of Receivables. Without limiting the generality of the foregoing, the Primary Servicer shall, in the performance of its servicing obligations hereunder, act in accordance with all legal requirements and subject to the terms and conditions of the Agreement.

          (ii)  The Primary Servicer shall not be entitled to sue to enforce or collect any Receivable without the prior written consent of the Agent.

          (iii)  The Primary Servicer shall not change in any material respect its existing policies and procedures with respect to the administration and servicing of accounts receivable (including, without limitation, the amount and timing of write-offs) without the prior written consent of the Agent.

          (iv)  The Primary Servicer will be responsible for monitoring and collecting the Receivables, including, without limitation, contacting Obligors that have not made payment on their respective Receivables within the customary time period for such Obligor, and resubmitting any claim rejected by an Obligor due to incomplete information.

          (v)  If the Primary Servicer determines that a payment with respect to a Receivable has been received by any other Person, the Primary Servicer shall promptly advise the Agent, and the Agent shall be entitled to presume that the reason such payment was made to such other Person was because of a breach of representation or warranty in the Agreement with respect to such Receivable (such as, by way of example, the forms related to such Receivable not being properly completed so as to provide for direct payment by the Obligor to the Primary Servicer), unless the Primary Servicer shall demonstrate that such is not the case. In the case of any such Receivable which is determined not to be a Denied Receivable, the Primary Servicer shall promptly demand that such other Person remit and return such funds. If such funds are not promptly received by the applicable Borrower, the Primary Servicer shall take all reasonable steps to obtain such funds.

          (vi)  Notwithstanding anything to the contrary contained herein, no Borrower may amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Receivable in any material respect without the prior consent of the Agent.

          (vii) The Primary Servicer shall take no action inconsistent with the Agent's Lien in the Receivables.

        (c)    Eligibility Criteria.    The Primary Servicer shall be responsible, with the Agent, for the determination and application of the Eligibility Criteria and the delivery and certification of information relating to the Receivables required to be delivered under the Loan Agreement.

        (d)    Aged Term Servicing.    The parties hereby agree that at such time as any Receivable is unpaid for more than 365 days after the Last Service Date, the Primary Servicer shall, upon the request of the Agent, turn over all of its Primary Servicer Responsibilities under this Agreement with respect to such Receivable to a successor servicer selected by the Agent, and such servicer shall thereafter service such Receivable.

        (e)    Termination of Primary Servicer Responsibilities; Cooperation.    Upon the termination of the performance of the Primary Servicer Responsibilities by the Primary Servicer in accordance with Section 1.05(b) of the Agreement, the Primary Servicer shall immediately transfer to a successor servicer designated by the Agent all records, computer access and other information as shall be necessary or desirable, in the reasonable judgment of such successor servicer, to perform such responsibilities. The Primary Servicer shall otherwise cooperate fully with such successor servicer.

EXHIBIT XIII

SERVICER TERMINATION EVENTS

        Each of the following shall be a "Servicer Termination Event":

        (a)    An event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        (b)    The Primary Servicer is not performing, or becomes unable (in the commercially reasonable determination of the Agent) to perform, fully the Primary Servicer Responsibilities set forth in Exhibit VIII hereof or the Agent, in its sole judgment, which judgment shall be commercially reasonable, is not satisfied with the performance by ATC Healthcare, or the Primary Servicer on behalf of the Borrowers, of the Primary Servicer Responsibilities.

        (c)    The Primary Servicer is unable to maintain the Transmission interface described in Exhibit X to the satisfaction of the Master Servicer, or the electronic information servicing capabilities of the Primary Servicer are not functioning for a period of more than five consecutive Business Days and the Primary Servicer has not replaced such system with another method of transmission acceptable to the Master Servicer. During such five Business Day period the most recent Transmission successfully sent shall be used until the earlier of (i) five Business Days and (ii) the completion of the next successful Transmisssion. The Primary Servicer and the Master Servicer agree to cooperate in trying to correct any problem with the Transmission interface.

        (d)    The Primary Servicer has sent more than (i) one Transmission in any one Month period or (ii) four Transmissions in any fiscal year, to the Master Servicer in a manner that is not in compliance with the specifications set forth in Exhibit X hereof.

        (e)    If, at any date, the aggregate Expected Net Value of all Delinquent Receivables that became Delinquent during the prior 3 Months is in excess of 15% of the aggregate Expected Net Value of all Receivables initially identified as Eligible Receivables to the Agent during the prior 3 Months (regardless of whether the Denied Receivables are purchased by the relevant Borrower or the Primary Servicer pursuant to Article IV of the Agreement).

        (f)    As of any date after the Initial Funding Date, more than 15% of all outstanding Receivables (excluding Denied Receivables) are aged more than 120 days but less than 180 days from the respective Last Service Dates of such Receivables.

EXHIBIT XIV

INTERFACE WITH THE MASTER SERVICER

1.
The Master Servicer will convey appropriate data requirements and instructions to the Primary Servicer to establish a computer interface between the Primary Servicer's systems and the Master Servicer's receivables monitoring system. The interface will permit the Master Servicer to receive electronically the Primary Servicer's accounts receivable data, including the Receivable Information, billing data and collection and other transaction data relating to the Receivables.

2.
The Primary Servicer shall give the Master Servicer and the Borrowers at least ten Business Days' notice of any coding changes or electronic data processing system modifications made by the Primary Servicer which could affect the Master Servicer's processing or interpretation of data received through the interface.

3.
The Master Servicer shall have no responsibility to return to the Primary Servicer any information which the Master Servicer receives pursuant to the computer interface.

4.
The Primary Servicer will prepare weekly accounts receivable data files of all transaction types for all of the Primary Servicer's sites that are included in the program. The weekly cutoff will occur at a predetermined time each week, and the weekly cutoff date for all of the sites must occur at exactly the same time. The cutoff date that will be selected will be at the end of business for a specific day of the week, or in other words, at the end of the Primary Servicer's transaction posting process for that day. The Primary Servicer will temporarily maintain a copy of the accounts data files in the event that the data is degraded or corrupted during transmission, and needs to be re-transmitted.

5.
The Master Servicer will be responsible for the management of the hardware, communications and software used in the program.

6.
The Master Servicer's data center will receive the Receivable files, and immediately confirm that the files have been passed without degradation or corruption of data by balancing the detailed items to the control totals that accompany the files. Any problems in this process will be immediately reported to the Primary Servicer so that the Receivable file can be re-transmitted, if necessary.

7.
Once the receipt of the Receivable data has been confirmed, the Master Servicer will perform certain tests and edits to ensure that each Receivable meets the specified eligibility criteria. Compliance with concentration limits will be verified and the Master Servicer will notify the Program Manager to initiate a Receivable purchase using the Receivable file received. Upon the successful completion of a purchase, the Master Servicer will generate a one-line trial balance (listing all purchased accounts) confirming the Receivables that have been purchased. A copy of the trial balance will be forwarded to the Borrowers, to the Primary Servicer, to the Agent, and to the Program Manager.

8.
The Primary Servicer's sites will continue to post daily transactions to their respective Receivable files. The Primary Servicer's Receivable files for each of the eligible sites will include all transactions posted through that day. The Primary Servicer will create a transaction report and a Receivable file for each of the eligible sites. The transaction report will contain all transactions posted to the respective site Receivable file for the specified period (and will indicate the respective site and the number of items and total dollars on each transaction report for control purposes). The Receivable file will contain balances that reflect the transactions posted on the Primary Servicer's systems through the end of business of the specified period.

9.
The Primary Servicer will transmit the billing, transaction, and the most current Receivable data files to the Master Servicer's data center according to the established schedule. Each Borrower and the Primary Servicer should, again, maintain the backup of each of these files in the event that a re-transmission is necessary.

10.
The Master Servicer's data center will confirm that the files have been received intact, and will immediately communicate any problems to the Primary Servicer in order to initiate a re-transmission. The Master Servicer will then post the transaction files to the accounts receivable for the previously purchased accounts that the Master Servicer is maintaining, and consequently update the affected balances. Upon completion of the posting process, the Master Servicer will generate summary reports of the posting process that the Program Manager will use to complete various funding activities. The Master Servicer summary reports will reference the Primary Servicer's transaction codes and activity to codes that are common to the funding program.

11.
The Master Servicer will then compare the updated accounts balances on the Master Servicer's system to the corresponding account balances reflected on the Receivable file. The Master Servicer expects that the balances for the funded Receivables will be congruent, and any discrepancies will be immediately examined and resolved through the cooperative effort of the Master Servicer and the Primary Servicer. The Master Servicer shall produce discrepancy reports (e.g., "Funding Only" or "Out of Balance" reports) and the Primary Servicer shall respond promptly to such reports.

12.
Once the reconciliation process has been completed and any discrepancies between the Master Servicer and the Primary Servicer's Receivable files resolved through the discrepancy report process described in paragraph 9 above, the Master Servicer will then process the Receivable file and advise the Borrower Representative that it may purchase any new Receivable that is eligible. The Master Servicer will then proceed through exactly the same process described in paragraph 6 above.

SCHEDULE I

ADDRESSES FOR NOTICE

If to HF-4 or the Agent:

c/o Lord Securities Corporation

Two Wall Street
New York, NY 10005
Attention: Dwight Jenkins
Facsimile Number: (212) 346-9012

If to HFG, the Master Servicer or the Program Manager:

Healthcare Finance Group, Inc.

110 Wall Street, 2nd Floor
New York, New York 10005
Attention: David Hyams, Chief Credit Officer

Tel:(212) 785-9212
Fax:(212) 785-9211

If to the Borrowers or the Borrower Representative:

c/o ATC Healthcare Services, Inc.

1983 Marcus Avenue
Lake Success, NY 11042
Attention: Alan Levy, CFO
Tel:(516) 750-1666
Fax:(516) 750-1754

SCHEDULE II

CREDIT AND COLLECTION POLICY

See attached.

SCHEDULE III

DISCLOSURES

[TO BE DELIVERED BY BORROWER]

SCHEDULE IV

LOCKBOX INFORMATION

Concentration Account:
HFG HEALTHCO-4 LLC
Account #2057779
Bank of New York
ABA #021000018

Lockboxes:	Lockbox Accounts:
Post Office Box 40116 College Park, GA 30349	HFG HEALTHCO-4 LLC Account #8-236-697 Mellon Bank, N.A. ABA #031000037
Post Office Box 31718 Hartford, CT 06150	HFG HEALTHCO-4 LLC Account #9428406280 Fleet Bank, N.A. ABA #011900571
Post Office Box 31726 Hartford, CT 06150	HFG HEALTHCO-4 LLC Account #9428406299 Fleet Bank, N.A. ABA #011900571
Post Office Box 531283 Atlanta, GA 30353	HFG HEALTHCO-4 LLC Account #9428406301 Fleet Bank, N.A. ABA #011900571

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  Exhibit 10.3
TABLE OF CONTENTS
  Exhibit 10.3
ARTICLE I. COMMITMENT; AMOUNTS AND TERMS OF THE LOANS
ARTICLE II. PAYMENT MECHANICS
ARTICLE III. COLLECTION AND DISTRIBUTION
ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF DEFAULT
ARTICLE V. SECURITY
ARTICLE VI. MISCELLANEOUS
EXHIBIT I. DEFINITIONS
EXHIBIT II. CONDITIONS OF ADVANCES
EXHIBIT III. REPRESENTATIONS AND WARRANTIES
EXHIBIT IV. COVENANTS
EXHIBIT V. EVENTS OF DEFAULT
EXHIBIT VI. ELIGIBILITY CRITERIA
EXHIBIT VII FORM OF BORROWING BASE CERTIFICATE
EXHIBIT VIII-A FORM OF DEPOSITARY AGREEMENT
EXHIBIT VIII-B FORM OF CONCENTRATION ACCOUNT AGREEMENT
EXHIBIT IX FORM OF OPINION OF COUNSEL
EXHIBIT X FORM OF PARENT PLEDGE
EXHIBIT XI RECEIVABLE INFORMATION
EXHIBIT XII PRIMARY SERVICING RESPONSIBILITIES
EXHIBIT XIII SERVICER TERMINATION EVENTS
EXHIBIT XIV INTERFACE WITH THE MASTER SERVICER
SCHEDULE I ADDRESSES FOR NOTICE
SCHEDULE II CREDIT AND COLLECTION POLICY
SCHEDULE III DISCLOSURES [TO BE DELIVERED BY BORROWER]
SCHEDULE IV LOCKBOX INFORMATION